Exhibit 2.1

Agreement and Plan of Merger

By and Among

Cordia Bancorp Inc.,

Bank of Virginia,

First-Citizens Bank & Trust Company

and

FC Merger Subsidiary I, Inc.

Effective as of May 19, 2016

1.56.	Loans	6
1.57.	Material Contract	6
1.58.	Material Defect	8
1.59.	Merger	8
1.60.	Merger Sub	8
1.61.	Midlothian	8
1.62.	Orders	8
1.63.	Parcel	8
1.64.	Patriot Act	8
1.65.	Paying Agent	8
1.66.	Permits	8
1.67.	Permitted Investments	8
1.68.	Per Share Merger Consideration	8
1.69.	Person	8
1.70.	Plans	8
1.71.	Policies	8
1.72.	Previously Disclosed	8
1.73.	Property Examination	9
1.74.	Proxy Statement	9
1.75.	Receiving Party	9
1.76.	Regulations	9
1.77.	Regulatory Authorities	9
1.78.	Regulatory Directive	9
1.79.	Release	9
1.80.	Retirement Plans	9
1.81.	Sandler	9
1.82.	SEC	9
1.83.	Section 409A	9
1.84.	Sold Loans	9
1.85.	Superior Proposal	10
1.86.	Tax and Taxes	10
1.87.	Tax Returns	10
1.88.	Third Party Claim	10
1.89.	Uncertificated Cordia Common Stock	10
1.90.	1934 Act	10

Article II.
The Merger

2.01.	Nature of Transaction	10
2.02.	Effect of Merger; Surviving Corporation	10
2.03.	Assets and Liabilities of Merging Companies	10
2.04.	Conversion and Exchange of Stock	10
	(a) Conversion of Cordia Common Stock	10
	(b) Exchange and Conversion of Merger Sub Capital Stock	12
	(c) FCB Capital Stock	12
	(d) BOV Stock	12
	(e) Cordia Stock Held by Cordia or FCB	12
	(f) Treatment of Cordia Stock Options, Cordia Stock Purchase Agreements and Cordia Stock Awards	12
	(g) Exchange and Payment Procedures; Surrender of Certificates	12
	(h) Lost Certificates	14
	(i) Antidilutive Adjustments	14
	(j) Statutory Appraisal Rights	14
2.05.	Articles of Incorporation, Bylaws, Directors and Officers	15
2.06.	Closing; Effective Time	15
2.07.	Transactions Following the Merger	15
2.08.	Restructure of Transaction	15

Article III.
Representations and Warranties of
Cordia and BOV

3.01.	Organization; Standing; Power	16
3.02.	Capital Stock	16
3.03.	Principal Stockholders	17
3.04.	Subsidiaries	17
3.05.	Convertible Securities, Options, Redemptions, Etc.	17
3.06.	Authorization and Validity of Agreement	18
3.07.	Validity of Transactions; Absence of Required Consents or Waivers	18
3.08.	Books and Records	19
3.09.	Reports to Regulatory Authorities	19
3.10.	Disclosure and Accounting Controls	20
3.11.	Consolidated Financial Statements	20
3.12.	Tax Matters	21
3.13.	Absence of Changes or Certain Other Events	24
3.14.	Absence of Undisclosed Liabilities	24
3.15.	Compliance with Existing Obligations	24
3.16.	Litigation and Compliance with Law.	24
3.17.	Real Properties.	25
3.18.	Loans, Accounts, Notes and Other Receivables	26
3.19.	Securities Portfolio and Investments	28
3.20.	Personal Property and Other Assets	29
3.21.	Intellectual Property	29
3.22.	Privacy Matters	29
3.23.	Environmental Matters	30
3.24.	Absence of Brokerage or Finders Commissions	31
3.25.	Material Contracts	32
3.26.	Employment Matters; Employee Relations	32
3.27.	Employment Agreements; Employee Benefit Plans.	33
3.28.	Insurance	36
3.29.	Insurance of Deposits	36
3.30.	Indemnification Obligations	36
3.31.	Agreements Not to Compete	36
3.32.	Compliance with Stock Purchase Agreement and Related Agreements	37
3.33.	Sandler Fairness Opinion	37
3.34.	Bank Secrecy Act; Patriot Act; Money Laundering	37
3.35.	CRA and Lending Compliance	38
3.36.	Obstacles to Regulatory Approval	38

Article IV.
Representations and Warranties of FCB

4.01.	Organization; Standing; Power	38
4.02.	Authorization and Validity of Agreement	38
4.03.	Validity of Transactions; Absence of Required Consents or Waivers	39
4.04.	Insurance of Deposits	39
4.05.	Financing	39
4.06.	Litigation	39
4.07.	Consolidated Financial Statements	39
4.08.	Bank Secrecy Act; Patriot Act; Money Laundering	40
4.09.	CRA and Lending Compliance	40
4.10.	Obstacles to Regulatory Approval	40

Article V.
Covenants of Cordia and BOV

5.01.	Affirmative Covenants		41
	(a)	Cordia Stockholders' Meeting	41
	(b)	Cordia Proxy Statement	41
	(c)	Efforts to Obtain Approval; Board Recommendation	41
	(d)	Conduct of Business Prior to Effective Time	42
	(e)	Periodic Financial and Other Information	43
	(f)	Termination of Plans; Termination of Cordia Stock Options	45
	(g)	Management Liability Insurance	45
	(h)	Accruals for Expenses and Other Accounting Matters	45
	(i)	Loan Loss Reserve and Loan Charge-Offs	46
	(j)	Consents to Assignment of Contracts and Leases; Estoppel Certificates	46
	(k)	Access	46
	(l)	Pricing of Deposits and Loans	47
	(m)	Preparations for Conversion	47
	(n)	Notice of Exercise of Appraisal Rights	47
	(o)	Termination of Cordia Stock Options	47
	(p)	Approval, Execution and Delivery of Subsequent Transaction Documents	47
	(q)	Further Action; Instruments of Transfer	48
5.02.	Negative Covenants		48
	(a)	Amendments to Articles of Incorporation or Bylaws	48
	(b)	Change in Capitalization	48
	(c)	Sale or Issuance of Capital Stock, Equity Interests or Other Securities	48
	(d)	Purchase or Redemption of Capital Stock, or Other Securities	48
	(e)	Options, Warrants and Rights	49
	(f)	Dividends and Distributions	49
	(g)	Employment, Benefit or Retirement Agreements or Plans	49
	(h)	Increase in or Payment of Certain Compensation	49
	(i)	Compensatory Agreements	50
	(j)	Accounting and Tax Practices; Independent Accountants	50
	(k)	Acquisitions; Additional Branch Offices	50
	(l)	Changes in Business Practices	50
	(m)	Exclusive Agreement	50
	(n)	Acquisition or Disposition of Assets; Purchase of Services	52
	(o)	Debt; Liabilities	54
	(p)	Liens; Encumbrances	54
	(q)	Waiver of Rights	54
	(r)	Other Contracts	54
	(s)	Changes in Lease Agreements	55
	(t)	Tax Loss Benefits	55
	(u)	Transition Services, Loan Program and Trademark License Agreements	55
5.03.	Notice of Certain Changes or Events		55
5.04.	Further Action; Instruments of Transfer		56

	Article VI
	Covenants of FCB

6.01.	Employees; Employee Benefits; Severance Payments		56
	(a)	Employment of BOV's Employees
	(b)	Employee Benefits
	(c)	Assumption of Certain Employment Contracts
6.02.	Final Tax Returns		57
6.03.	Notice of Certain Changes or Events		57
6.04.	Further Action; Instruments of Transfer.		57
6.05.	Indemnification of Directors and Officers of Cordia and BOV		58

	Article VII.
	Additional Mutual Agreements

7.01.	Regulatory Approvals		58
7.02.	Information for Proxy Statement and Applications for Regulatory Approvals		58
7.03.	Announcements		59
7.04.	Confidential Information		59
7.05.	Expenses		61
7.06.	Disposition of Participant Accounts under Cordia 401(k) Plan		61
7.07.	Real Property Matters		62

	Article VIII.
	Conditions Precedent to Merger

8.01.	Conditions to all Parties' Obligations		63
	(a)	Regulatory Approvals	63
	(b)	Adverse Proceedings, Injunction, Illegality, Etc.	63
	(c)	Approval by Stockholders	64
	(d)	Articles of Merger; Other Actions	64
8.02.	Additional Conditions to Cordia's Obligations		64
	(a)	Compliance with Laws	64
	(b)	FCB's Representations and Warranties and Performance of Agreements	64
	(c)	Other Documents and Information	65
	(d)	Deposit of Aggregate Merger Consideration	65
	(e)	No Termination	65
8.03.	Additional Conditions to FCB's and Merger Sub's Obligations		65
	(a)	Material Change	65
	(b)	Compliance with Laws	65
	(c)	Cordia's and BOV's Representations and Warranties and Performance of Agreements	65
	(d)	Resignations of Officers and Directors	66
	(e)	Consents to Assignment; Estoppel Certificates	66
	(f)	Other Documents and Information	66
	(g)	No Termination	66

Article IX.
Termination; Breach; Remedies
9.01.	Mutual Termination		66
9.02.	Unilateral Termination		66
	(a)	Termination by FCB	67
	(b)	Termination by Cordia	68
9.03.	Breach; Remedies; Expense Reimbursement		70
	(a)	Reimbursement by Cordia and BOV	70
	(b)	Reimbursement by FCB	70
	(c)	Enforcement of Certain Agreements Following Termination	71
9.04.	Termination Fees		71
9.05.	Method and Timing of Payments		72

Article X.
Indemnification

10.01.	Indemnification Following Termination of Agreement		72
	(a)	By Cordia and BOV
	(b)	By FCB
	(c)	Procedure for Claiming Indemnification

Article XI.
Miscellaneous Provisions

11.01.	Survival of Certain Rights and Obligations Following Closing or Termination		74
11.02.	Inspection		74
11.03.	Waiver		74

11.04.	Amendment	75
11.05.	Notices	75
11.06.	Further Assurance	75
11.07.	Interpretation	75
11.08.	Entire Agreement	76
11.09.	Severability of Provisions	76
11.10.	Assignment; Third-Party Beneficiaries	76
11.11.	Counterparts; Electronic Signatures	77
11.12.	Governing Law; Jurisdiction and Venue	77

Exhibit A.	Plan of Merger	A-1

Agreement and Plan of Merger

This Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 19th day of May, 2016, by and among Cordia Bancorp Inc. ("Cordia"), Bank of Virginia ("BOV"), First-Citizens Bank & Trust Company ("FCB"), and FC Merger Subsidiary I, Inc. ("Merger Sub").

Whereas, Cordia is a Virginia business corporation with its principal office and place of business located in Midlothian, Virginia, and is a bank holding company registered as such with the Board of Governors of the Federal Reserve System; and

Whereas, BOV is an insured, Virginia-chartered bank and a member of the Federal Reserve System with its principal office and place of business located in Midlothian, Virginia, and is a wholly-owned bank subsidiary of Cordia; and

Whereas, FCB is an insured, North Carolina-chartered bank with its principal office and place of business located in Raleigh, North Carolina, and is a wholly-owned bank subsidiary of First Citizens BancShares, Inc. ("BancShares"); and

Whereas, Merger Sub is a North Carolina business corporation with its principal office and place of business located in Raleigh, North Carolina, and is a wholly-owned transitory subsidiary of FCB, newly formed solely for purposes of facilitating the transactions described in this Agreement; and

Whereas, Cordia and FCB have agreed that it is in their mutual best interests and in the best interests of their respective stockholders for Merger Sub to be merged with and into Cordia in the manner and upon the terms and conditions contained in this Agreement and, for that purpose, Cordia and FCB have agreed to enter into this Agreement, effective as of the date first above written; and

Whereas, BOV has agreed to join as a party to this Agreement for the purpose of agreeing to its undertakings and agreements provided herein in order to induce FCB to enter into this Agreement; and

Whereas, as a condition and inducement to FCB’s willingness to enter into this Agreement, each of the members of the Board of Directors of Cordia have, concurrently with the execution of this Agreement, entered into and delivered to FCB a Director's Support Agreement pursuant to which he has agreed to vote, or cause to be voted, all his shares of Cordia Common Stock in favor of this Agreement and Plan of Merger and other the transactions contemplated hereby; and

Whereas, this Agreement, including the Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"), has been approved by or for Cordia's, BOV's, FCB's and Merger Sub's respective Boards of Directors and, except as otherwise permitted hereunder, Cordia's Board will recommend approval of this Agreement to Cordia's stockholders.

Now, Therefore, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Cordia, BOV, Merger Sub and FCB adopt and make this Agreement and mutually agree as provided below.

Article I

Definitions

Certain of the capitalized terms used throughout this Agreement are listed below with their meanings as used herein.

1.01.         Acquisition Agreement and Acquisition Proposal. The terms "Acquisition Agreement" and "Acquisition Proposal" shall have the meanings assigned to them in Paragraph 5.02(m) of this Agreement.

1.02         Aggregate Merger Consideration. The term "Aggregate Merger Consideration" shall have the meaning assigned to it in Paragraph 2.04(g)(i) of this Agreement.

1.03.         Agreement. The term "Agreement" shall have the meaning assigned to it in the recitals herein.

1.04.         Annual Report. The term "Annual Report" shall have the meaning assigned to it in Paragraph 3.27(b) of this Agreement.

1.05.         Appraisal Rights. The term "Appraisal Rights" means the right of Cordia's stockholders under, and subject to the conditions of, Chapter 9 of Title 13.1 of the Code of Virginia to demand payment of the fair value of their shares of Cordia Stock.

1.06.         Bank Secrecy Act. The term "Bank Secrecy Act" shall have the meaning assigned to it in Paragraph 3.34 of this Agreement.

1.07.         BOV. The term “BOV” shall have the meaning assigned to it in the recitals of this Agreement.

1.08.         BOV Stock.  The term "BOV Stock" shall have the meaning assigned to it in Paragraph 3.02(b) of this Agreement.

1.09.         Closing and Closing Date. The terms "Closing" and "Closing Date" shall have the meanings assigned to them in Paragraph 2.06 of this Agreement.

1.10.         COBRA. The term "COBRA" shall have the meaning assigned to it in Paragraph 3.27(a) of this Agreement.

1.11.         Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.12.         Commercially Reasonable Efforts. The term "Commercially Reasonable Efforts" means a party's best efforts in good faith; provided, however, that Commercially Reasonable Efforts shall not require (a) the expenditure of sums of money or other resources that are unreasonable under the circumstances or in relation to the significance to the transactions described in this Agreement of the action or result the party is required to use Commercially Reasonable Efforts to take or achieve, or (b) the initiation of a law suit against any Person.

1.13.         Confidential Information. The term "Confidential Information" shall have the meaning assigned to it in Paragraph 7.04(a) of this Agreement.

1.14.         Continuing Employee. The term "Continuing Employee" shall have the meaning assigned to it in Paragraph 6.01(a) of this Agreement.

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1.15.         Cordia.  The term "Cordia" shall have the meaning assigned to it in the recitals of this Agreement.

1.16.         Cordia Audited Financial Statements. The term "Cordia Audited Financial Statements" means Cordia's audited consolidated balance sheets as of December 31, 2015 and 2014, and its audited consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years ended December 31, 2015 and 2014, together with the notes thereto, included in Cordia's Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2015.

1.17.         Cordia Certificates.  The term "Cordia Certificates" shall have the meaning assigned to it in Paragraph 2.04(g)(iii) of this Agreement.

1.18.         Cordia Common Stock.  The term "Cordia Common Stock" shall refer collectively to Cordia Voting Common Stock and Cordia Nonvoting Common Stock.

1.19.         Cordia Companies; Cordia Company.  The term "Cordia Companies" refers collectively to Cordia and BOV and any other entity that as of the date of this Agreement is, or at any time subsequent to the date of this Agreement and prior to the Effective Time is, a subsidiary of Cordia or BOV. The term “Cordia Company” refers individually to any entity that is one of the Cordia Companies.

1.20.         Cordia Interim Financial Statements. The term "Cordia Interim Financial Statements" means Cordia's unaudited consolidated balance sheet as of March 31, 2016, and its unaudited consolidated statements of operations, comprehensive income (loss), and cash flows for each of the three-month periods ended March 31, 2016 and 2015, together with the notes thereto, included in Cordia's Quarterly Report on Form 10-Q as filed with the SEC for the quarterly period ended March 31, 2016.

1.21.         Cordia Material Change.  The term "Cordia Material Change" means the occurrence or discovery of any fact, event, change, condition, development, circumstance or effect with respect to any of the Cordia Companies that, individually or in the aggregate, represents, has resulted or would be reasonably likely to result, in a material adverse change in: (a) Cordia's consolidated financial condition, stockholders' equity or results of operations, or in the business, assets, properties, or operations of the Cordia Companies considered as one entity (including, without limitation, any such change resulting from any new, or the acceleration of any existing, obligation, liability or indebtedness), or in the ability of the Cordia Companies considered as one entity to carry on their businesses as presently conducted, or (b) the ability of Cordia or BOV to consummate the transactions described in or contemplated by this Agreement in accordance with their terms and conditions. However, such term shall not include any change (or the direct and indirect effects of any change) resulting from the impact of (i) changes after the date hereof in (A) laws, rules, regulations and court decisions, or interpretations thereof (other than court decisions related to litigation in which any of the Cordia Companies is a party), (B) GAAP or regulatory accounting requirements, or (C) global or national political conditions, including the outbreak or escalation of war, whether or not declared, hostilities or acts of terrorism, or (D) general economic or market conditions, including changes in interest rates, (ii) earthquakes, hurricanes, tornadoes or other natural disasters (and, in the case of (i) and (ii), that affect the banking industry as a whole and do not affect the Cordia Companies in a disproportionate manner as compared to other community banks in the southern United States); (iii) the direct effects of the negotiation of, entering into and compliance with this Agreement and consummation of the transactions contemplated hereby (including normal costs and expenses) on the consolidated operating results of the Cordia Companies, or (iv) any actions taken by any Cordia Company at the request or instruction, or with the written permission, of FCB after the date hereof and prior to the Effective Time that relate to, or affect, the business of any Cordia Company.

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1.22.         Cordia Nonvoting Common Stock.  The term "Cordia Nonvoting Common Stock" shall refer to Cordia's common stock, $0.01 par value, designated in its Second Amended and Restated Articles of Incorporation as "Nonvoting Common Stock."

1.23.         Cordia Real Property.  The term "Cordia Real Property" means all real property owned by any of the Cordia Companies (including foreclosed real property) or in which any Cordia Company holds a leasehold interest, in either case including improvements thereon.

1.24.         Cordia Reports.  The term "Cordia Reports" shall have the meaning assigned to it in Paragraph 3.09(a) of this Agreement.

1.25.         Cordia Stock. The term "Cordia Stock" means shares of any and all classes or series of Cordia Common Stock, preferred stock or any other equity securities issued by Cordia.

1.26.         Cordia Stock Awards.  The term "Cordia Stock Awards" means any and all grants or awards under which any Person has received or may receive shares of any class or series of Cordia Stock or other equity-based compensation that have been granted pursuant to any of the Cordia Stock Plans.

1.27.         Cordia Stock Options.  The term "Cordia Stock Options" means any and all options to purchase shares of Cordia Stock (whether or not vested) that have been granted pursuant to any of the Cordia Stock Plans.

1.28.         Cordia Stock Plans.  The term "Cordia Stock Plans" means, to the extent any such plan remains in effect or grants or awards thereunder remain outstanding on the date of this Agreement or could be issued before the Effective Time, the Bank of Virginia 2005 Stock Option Plan, the Bank of Virginia 2011 Stock Incentive Plan, and any other plan, notice or agreement maintained by Cordia or to which it is a party and under which options to purchase, or grants or awards of, shares of Cordia Stock or other equity-based compensation have or has been or may be granted or issued.

1.29.         Cordia Stock Purchase Agreements. The term "Cordia Stock Purchase Agreements" refers collectively to those certain Second Amended and Restated Founder Stock Purchase Agreements dated as of May 22, 2013, between Cordia and each of Raymond H. Smith, Peter W. Grieve, Todd S. Thomson and John P. Wright, and that certain Amended and Restated Stock Purchase Agreement dated as of May 22, 2013, between Cordia and David C. Bushnell.

1.30.         Cordia Stockholders' Meeting. The term "Cordia Stockholders' Meeting" shall have the meaning assigned to it in Paragraph 5.01(a) of this Agreement.

1.31.         Cordia Voting Common Stock.  The term "Cordia Voting Common Stock" shall refer to Cordia's common stock, $0.01 par value, designated in its Second Amended and Restated Articles of Incorporation as "Common Stock."

1.32.         Cordia 401(k) Plan. The term "Cordia 401(k) Plan" means the VBA Defined Contribution Plan for Bank of Virginia.

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1.33.         CRA. The term "CRA" shall have the meaning assigned to it in Paragraph 3.35 of this Agreement.

1.34.         Disclosure Schedule. The term "Disclosure Schedule" shall have the meaning assigned to it in Paragraph 1.72 of this Agreement.

1.35.         DOL. The term "DOL" shall have the meaning assigned to it in Paragraph 3.27(b) of this Agreement.

1.36.         Effective Time.  The term "Effective Time" means the date and time at which the Merger shall become effective as specified in the Articles of Merger executed by FCB and Cordia and filed by them with the Virginia State Corporation Commission and the North Carolina Secretary of State, respectively, as described in Paragraph 2.06 below and in accordance with applicable law in order to effectuate the Merger.

1.37.         Employment Contracts. The term "Employment Contracts" shall have the meaning assigned to it in Paragraph 3.27(b) of this Agreement.

1.38.         Environmental Laws. The term "Environmental Laws" shall have the meaning assigned to it in Paragraph 3.23(a)(i) of this Agreement.

1.39.         Environmental Survey. The term “Environmental Survey” shall have the meaning assigned to it in Paragraph 7.07(a) of this Agreement.

1.40.         ERISA. The term "ERISA" shall have the meaning assigned to it in Paragraph 3.27(a) of this Agreement.

1.41.        FCB.  The term "FCB" shall have the meaning assigned to it in the recitals of this Agreement.

1.42.        FCB Benefit Plans. The term "FCB Benefit Plans" shall have the meaning assigned to it in Paragraph 6.01(b) of this Agreement.

1.43.         GAAP.  The term "GAAP" means accounting principles generally accepted in the United States.

1.44.         Hazardous Substance. The term "Hazardous Substance" shall have the meaning assigned to it in Paragraph 3.23(a)(ii) of this Agreement.

1.45.         HIPAA. The term "HIPAA" shall have the meaning assigned to it in Paragraph 3.27(a) of this Agreement.

1.46.         IIPI. The term "IIPI" shall have the meaning assigned to it in Paragraph 3.22 of this Agreement.

1.47.         Indemnitees. The term "Indemnitees" shall have the meaning assigned to it in Paragraph 10.01(c) of this Agreement.

1.48.         Indemnitor. The term "Indemnitor" shall have the meaning assigned to it in Paragraph 10.01(c) of this Agreement.

1.49.         Informing Party. The term "Informing Party" shall have the meaning assigned to it in Paragraph 7.04(a) of this Agreement.

1.50.         Intellectual Property.  The term "Intellectual Property" shall have the meaning assigned to it in Paragraph 3.21(a) of this Agreement.

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1.51.         Knowledge of Cordia. The term "Knowledge of Cordia" refers to facts, information, events or circumstances of which any of Cordia's and BOV's executive officers, O.R. ("Ed") Barham, Jr., Mark A. Severson, Don H. Andree, Roy I. Barzel, Robert Sims or Steve Lewis, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

1.52.         Knowledge of FCB.  The term "Knowledge of FCB" refers to facts, information, events or circumstances of which any member of its Executive Leadership Team, consisting of Frank B. Holding, Jr., Hope H. Bryant, Peter M. Bristow, Craig L. Nix, Edward L. Willingham IV, and Jeffrey L. Ward, is consciously aware or of which any of them should have become consciously aware in the ordinary course of business and the performance of his or her management duties.

1.53.         Lease Agreement. The term "Lease Agreement" shall have the meaning assigned to it in Paragraph 3.17 of this Agreement.

1.54.         Loan Collateral.  The term "Loan Collateral" shall have the meaning assigned to it in Paragraph 3.18(b) of this Agreement.

1.55.         Loan Loss Reserve. The term "Loan Loss Reserve" shall have the meaning assigned to it in Paragraph 3.18(g) of this Agreement.

1.56.         Loans.  The term "Loans" means any and all (a) loans (whether held for investment or for resale) reflected as assets on the books and records of the Cordia Companies, (b) Sold Loans (as defined below) previously sold by any of the Cordia Companies to any third party which have been repurchased by any of the Cordia Companies, (c) lines of credit, letters of credit, accounts, notes, financing leases and other extensions of credit or receivables reflected as assets on the books and records of the Cordia Companies, (d) all unfunded commitments to make a loan or issue or extend credit by any of the Cordia Companies, and (e) interests or participations in any of the foregoing held by any of the Cordia Companies.

1.57.         Material Contract. The term “Material Contract” means:

(a)          any employment, change of control, severance, termination, consulting, indemnification, deferred compensation or retirement agreement, contract, plan or other arrangement (in each case with respect to which a Cordia Company has continuing obligations as of the date of this Agreement) with any current or former (i) officer or employee of a Cordia Company, (ii) member of the board of directors of a Cordia Company, or (iii) consultant to any Cordia Company.

(b)         any contract providing for indemnification by a Cordia Company of any Person, other than contracts included in (a) above and other contracts entered into in the ordinary course of business;

(c)          any contract that materially restricts the conduct of any business of a Cordia Company or limits the freedom of a Cordia Company to engage in any line of business in any geographic area or that requires exclusive referrals of business or requires a Cordia Company to offer specified products or services to its customers or depositors on a priority or exclusive basis;

(d)          any contract that involves the disposition or acquisition of real estate by a Cordia Company without regard to amount, or the disposition or acquisition of any other assets by a Cordia Company with a purchase price or fair market value of $200,000 or more, other than dispositions and acquisitions of investment securities and Loans in the ordinary course of business;

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(e)         any contract that grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of a Cordia Company;

(f)          any alliance, cooperation, joint venture, partnership or similar contract involving a sharing of profits or losses relating to a Cordia Company;

(g)         any trust indenture, mortgage, promissory note, loan agreement, bond, security agreement, pledge agreement or other contract or instrument for the borrowing of money or that creates a lien on or security interest in any assets of a Cordia Company, or any currency exchange or commodities arrangement, in each case, where a Cordia Company is a lender or creditor, borrower, obligor or obligee, guarantor, mortgagor or mortgagee, pledgor or pledgee, or other party, other than agreements evidencing or related to Loans, agreements evidencing deposit liabilities, trade payables, Federal funds transactions, and borrowings by BOV from the Federal Home Loan Bank of Atlanta entered into in the ordinary course of business;

(h)          any hedging, interest rate exchange or swap arrangement, or options, futures or similar trading arrangement, to which a Cordia Company is a party;

(i)          any collective bargaining agreement or similar employment contract to which a Cordia Company is a party;

(j)          any lease for real or personal property in which a Cordia Company is a lessee or lessor;

(k) any contract to which a Cordia Company is a party involving Intellectual Property (other than contracts entered into in the ordinary course of business with customers and click wrap licenses, shrink wrap licenses or other similar licenses for commercial off-the-shelf software);

(l)          any contract relating to the provision of material data processing, network communication, or similar technical services to or by a Cordia Company;

(m)        any contract relating to the provision of any other services to a Cordia Company and for which it is obligated to make payments in excess of $50,000 in the aggregate over the remaining term of the contract;

(n)          any contract relating to a purchase, sale, issuance, transfer or redemption of any capital stock of a Cordia Company;

(o)          any contract between a Cordia Company and any current director, officer or principal stockholder of a Cordia Company or an affiliate of any such person, other than Loans and contracts for other banking services entered into in the ordinary course of business; and

(p)          any other contract, agreement or arrangement under which a Cordia Company is obligated to make payments or incur costs in excess of $50,000 in the aggregate over its remaining term and that is not otherwise described in clauses (a) through (o) above; and

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(q)          any other contract that is not described in clauses (a) through (p) above that is material to the business of the Cordia Companies, taken as a whole.

1.58.         Material Defect. The term "Material Defect" shall have the meaning assigned to it in Paragraph 7.07(b) of this Agreement.

1.59.         Merger. The term "Merger" shall have the meaning assigned to it in Paragraph 2.01 of this Agreement.

1.60.         Merger Sub.  The term "Merger Sub" shall have the meaning assigned to it in the recitals of this Agreement.

1.61.         Midlothian.         The term "Midlothian" shall refer to Midlothian Real Estate Holdings, LLC,

1.62.         Orders. The term "Orders" shall have the meaning assigned to it in Paragraph 3.16(c) of this Agreement.

1.63.         Parcel.  The term "Parcel" means a discrete piece of Cordia Real Property.

1.64.         Patriot Act. The term "Patriot Act" shall have the meaning assigned to it in Paragraph 3.34 of this Agreement.

1.65.         Paying Agent. The term "Paying Agent" shall have the meaning assigned to it in Paragraph 2.04(g)(i) of this Agreement.

1.66.         Permits. The term "Permits" shall have the meaning assigned to it in Paragraph 3.16(b) of this Agreement.

1.67.         Permitted Investments.  The term "Permitted Investments" shall have the meaning assigned to it in Paragraph 2.04(g)(ii) of this Agreement.

1.68.         Per Share Merger Consideration.  The term "Per Share Merger Consideration" shall have the meaning assigned to it in Paragraph 2.04(a) of this Agreement.

1.69.         Person. The term "Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns), and any group of natural persons and/or entities which is deemed to be a "person" for purposes of Section 13(d) of the 1934 Act and the SEC's rules promulgated thereunder.

1.70.         Plans. The term "Plans" shall have the meaning assigned to it in Paragraph 3.27(b) of this Agreement.

1.71.         Policies. The term "Policies" shall have the meaning assigned to it in Paragraph 3.28 of this Agreement.

1.72.         Previously Disclosed.  The terms "Previously Disclosed to FCB" and "Previously Disclosed to Cordia" shall mean the disclosure of information by Cordia and BOV to FCB, or by FCB to Cordia and BOV, respectively, in, or in the case of lists of specified information or copies of documents being Previously Disclosed, as exhibits to, a written schedule (a "Disclosure Schedule") delivered prior to the date of this Agreement by the disclosing party(ies) to the other party(ies) specifically referring to this Agreement and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed to have been Previously Disclosed in a Disclosure Schedule for the purpose of a given Paragraph, Subparagraph or item of this Agreement only if (x) the information is provided in the paragraph of the Disclosure Schedule corresponding to the relevant Paragraph, Subparagraph or item in this Agreement to which it applies, or (y) in the case of information that applies to more than one Paragraph, Subparagraph or item of this Agreement, if such information is provided once with respect to one such Paragraph, Subparagraph or item and that disclosure specifically references or cross-references to each other Paragraph, Subparagraph or item to which the information applies.

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1.73.         Property Examination. The term “Property Examination” shall have the meaning assigned to in Paragraph 7.07(a) of this Agreement.

1.74.         Proxy Statement. The term "Proxy Statement" shall have the meaning assigned to it in Paragraph 5.01(b) of this Agreement.

1.75.         Receiving Party. The term "Receiving Party" shall have the meaning assigned to it in Paragraph 7.04(a) of this Agreement.

1.76.         Regulations.  The term "Regulations" shall have the meaning assigned to it in Paragraph 3.12(a) of this Agreement.

1.77.         Regulatory Authorities.  The term "Regulatory Authorities" includes each and every federal, state or local governmental, regulatory (banking or otherwise), or judicial authority having jurisdiction over any of the Cordia Companies, FCB, FCB's parent holding company, or any of their respective business operations, properties or assets, or the transactions described herein, or to which any of them are required to file reports, including without limitation the North Carolina Commissioner of Banks, the Virginia Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the United States Department of Justice, and the Securities and Exchange Commission.

1.78.         Regulatory Directive. The term "Regulatory Directive" shall have the meaning assigned to it in Paragraph 3.16(c) of this Agreement.

1.79.         Release. The term "Release" shall have the meaning assigned to it in Paragraph 3.23(a)(iii) of this Agreement.

1.80.         Retirement Plans. The term "Retirement Plans" shall have the meaning assigned to it in Paragraph 3.27(d) of this Agreement.

1.81.         Sandler. The term "Sandler" shall have the meaning assigned to it in Paragraph 3.24 of this Agreement.

1.82.         SEC.  The term "SEC" means the Securities and Exchange Commission.

1.83.         Section 409A. The term "Section 409A" shall have the meaning assigned to it in Paragraph 3.27(l) of this Agreement.

1.84.         Sold Loans.  The term "Sold Loans" means (a) any and all loans or extensions of credit of any nature made by any of the Cordia Companies which have been sold to any investor or other purchaser, and (b) any and all interests or participations in loans or extensions of credit of any nature made by any of the Cordia Companies which have been sold to any investor or other purchaser.

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1.85.         Superior Proposal. The term "Superior Proposal" shall have the meaning assigned to it in Paragraph 9.02(b)(v) of this Agreement.

1.86.         Tax and Taxes.  The terms "Tax" and "Taxes" shall have the meanings assigned to them in Paragraph 3.12(a) of this Agreement.

1.87.         Tax Returns.  The term "Tax Returns" shall have the meaning assigned to it in Paragraph 3.12(a) of this Agreement.

1.88.         Third Party Claim.  The term "Third Party Claim" shall have the meaning assigned to it in Paragraph 10.01(c) of this Agreement.

1.89.         Uncertificated Cordia Common Stock.  The term "Uncertificated Cordia Common Stock" shall have the meaning assigned to it in Paragraph 2.04(g)(iii) of this Agreement.

1.90.         1934 Act.  The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

Article II

The Merger

2.01.         Nature of Transaction.  Subject to the terms and conditions of this Agreement, at the Effective Time Merger Sub will be merged with and into Cordia pursuant to and in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and Chapter 55 of the North Carolina General Statutes (the "Merger").

2.02.         Effect of Merger; Surviving Corporation.  At the Effective Time, and by reason of the Merger, and subject to the provisions of Paragraph 2.08 below, the separate corporate existence of Merger Sub shall cease, while Cordia, as the surviving entity in the Merger, will become the wholly-owned subsidiary of FCB and shall continue to exist as a Virginia corporation and as the parent holding company of BOV. The duration of the corporate existence of Cordia, as the surviving entity, shall be perpetual and unlimited.

2.03.         Assets and Liabilities of Merging Companies.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Merger Sub (including all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Merger Sub, whether tangible or intangible) shall be transferred to and vest in Cordia, and Cordia shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Merger Sub, all without any conveyance, assignment or further act or deed; and, Cordia shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Merger Sub as of the Effective Time. As the surviving entity in the Merger, all of Cordia's property, assets and rights of every kind and character, and its privileges, immunities, powers, purposes and franchises of a public or private nature, shall remain with Cordia, and Cordia shall remain responsible for all of its liabilities, duties and obligations of every kind, nature and description as of the Effective Time.

2.04.         Conversion and Exchange of Stock.

(a)          Conversion of Cordia Common Stock.  Except as otherwise provided in this Agreement, at the Effective Time all outstanding shares of Cordia Common Stock, and all rights associated therewith shall cease to be outstanding and, as consideration for and to effect the Merger, and in the manner and subject to the limitations described in this Agreement, each such outstanding share (which shall not exceed in the aggregate the 5,397,768 shares of Cordia Voting Common Stock and the 1,400,437 shares of Cordia Nonvoting Common Stock outstanding on the date of this Agreement), and, subject to their vesting and, if not previously issued, their actual issuance prior to the Effective Time, up to a maximum of:

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(i)          124,686 additional shares of Cordia Voting Common Stock which could be issued after the date of this Agreement and prior to the Effective Time upon the exercise in accordance with their terms of Cordia Stock Options which have been granted prior to the date hereof and have not previously have been exercised, terminated or cancelled;

(ii)         394,125 additional shares of Cordia Voting Common Stock issued by Cordia prior to the date of this Agreement, subject to restrictions, which could become fully vested after the date of this Agreement and prior to the Effective Time pursuant to the terms of the Cordia Stock Purchase Agreements;

(iii)        1,400,437 additional shares of Cordia Voting Common Stock which could be issued, on a share-for-share basis, after the date of this Agreement and prior to the Effective Time upon the conversion of shares of Cordia Nonvoting Common Stock outstanding on the date of this Agreement in accordance with the terms of that stock as provided in Cordia's Second Amended and Restated Articles of Incorporation, provided, that upon any such conversion of any shares of Cordia Nonvoting Common Stock, the shares so converted shall be cancelled and the number of outstanding shares of such stock shall be reduced by one share for each new share of Cordia Voting Common Stock into which the Cordia Nonvoting Common Stock is converted;

(iv)        3,300 additional shares of Cordia Voting Common Stock which could be issued after the date of this Agreement and prior to the Effective Time pursuant to that certain letter agreement dated August 3, 2015, between BOV and Ottis Rutley ("Ed") Barham; and

all rights associated therewith, without any action by Cordia, FCB or any holder of those shares, shall be exchanged for and converted into the right to receive cash from FCB in the amount of $5.15 per share of Cordia Common Stock, subject to adjustment as provided in Paragraph 2.04(i) (the "Per Share Merger Consideration"), but not more than an aggregate of $35,010,756 for all shares outstanding on the date of this Agreement, plus such additional aggregate amount, if any, calculated based on the Per Share Merger Consideration, as shall be payable for additional shares of Cordia Common Stock described above that are issued or, in the case of (ii) above, that become vested, following the date hereof and prior to the Effective Time, and all those shares shall be cancelled.

At the Effective Time, and without any action by FCB, Cordia or any Cordia stockholder, all outstanding shares of Cordia Common Stock shall be cancelled, Cordia's stock transfer books shall be closed, and there shall be no further transfers of Cordia Common Stock on its stock transfer books or the registration of any transfer of Cordia Common Stock by any holder thereof, and the holders of Cordia Common Stock shall cease to be, and shall have no further rights as, stockholders of Cordia other than as provided in this Agreement or by applicable law. Following the Effective Time, Cordia Common Stock shall evidence only the right of the registered holders thereof to receive the Per Share Merger Consideration as provided above; provided, however, that any holders of Cordia Common Stock who properly exercise and do not later waive their Appraisal Rights shall receive cash as described in Paragraph 2.04(j) below rather than as described in this Paragraph 2.04(a).

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(b)          Exchange and Conversion of Merger Sub Capital Stock. At the Effective Time, and by reason of the Merger, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for and converted into one newly issued share of Cordia Voting Common Stock.

(c)          FCB Capital Stock. Each share of capital stock of FCB and its parent company outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of FCB's and its parent company's capital stock immediately after the Effective Time. No shares of capital stock of FCB or its parent company, and no shares, securities or obligations convertible into the capital stock of FCB or its parent company, will be issued or delivered to any stockholder of Cordia or otherwise under this Agreement.

(d)          BOV Stock. Following the Effective Time, all outstanding shares of BOV Stock held by Cordia shall continue to be held by Cordia, and BOV shall remain the wholly-owned subsidiary of Cordia, subject to the provisions of Paragraph 2.07 below.

(e)          Cordia Stock Held by Cordia or FCB. Notwithstanding anything contained in this Agreement to the contrary, if at the Effective Time any shares of Cordia Stock are held by Cordia or FCB, in each case other than in a fiduciary capacity or as a result of debts previously contracted, those shares shall be canceled at the Effective Time and no consideration shall be issued in exchange therefor.

(f)          Treatment of Cordia Stock Options, Cordia Stock Purchase Agreements and Cordia Stock Awards. Except as otherwise provided in this Agreement, at the Effective Time:

(i)          each Cordia Stock Option, to the extent that it remains outstanding and unexercised, shall become fully vested and cancelled, and each such Cordia Stock Option and all rights associated therewith, without any action by Cordia, FCB or any holder or beneficiary of such Cordia Stock Option, shall be converted into the right to receive cash from FCB in an amount equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Cordia Stock Option, and (ii) the number of shares of Cordia Common Stock subject to such Cordia Stock Option, less any required withholding taxes;

(ii)         all shares of Cordia Voting Common Stock that are unvested under each of the Cordia Stock Purchase Agreements that remain in effect shall become fully vested; and

(iii)        each Cordia Stock Award, to the extent that it remains outstanding and unvested, shall become fully vested.

(g)          Exchange and Payment Procedures; Surrender of Certificates.

(i)          Prior to the Effective Time, FCB shall designate Cordia's stock transfer agent, Computershare Trust Company, N.A., or another service provider reasonably satisfactory to FCB and Cordia, to act as paying agent for FCB and the holders of the Cordia Common Stock in connection with the Merger (the “Paying Agent”) and to receive in trust from FCB the aggregate cash consideration to which all holders of Cordia Common Stock shall become entitled pursuant to Paragraph 2.04(a) (the "Aggregate Merger Consideration").

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(ii)         At or prior to the Closing, FCB shall deposit the Aggregate Merger Consideration with the Paying Agent. The Aggregate Merger Consideration shall be held by the Paying Agent for FCB and the holders of Cordia Common Stock and shall not be used for any purposes other than to make payments to such holders of amounts to which they become entitled pursuant to this Paragraph 2.04; provided, however, that, pending disbursement of the Aggregate Merger Consideration to Cordia's stockholders, FCB may direct the Paying Agent to invest such cash in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, in money market funds which are invested solely in the above, in certificates of deposit of or other deposit accounts in domestic commercial banks (including FCB, and provided that such accounts are designated by the depository banks as containing funds held by the Paying Agent for the benefit of FCB and the former holders of Cordia Common Stock), or in such other investments as to which FCB and the Paying Agent shall agree (collectively, the “Permitted Investments”), any of which Permitted Investments shall have a maturity that will not prevent or delay payments to be made pursuant to this Paragraph 2.04. All interest, dividends or other income on the invested funds shall belong solely to FCB. If for any reason (including losses on invested funds) the funds held by the Paying Agent are inadequate to pay the amounts to which the holders of Cordia Common Stock shall be entitled under this Paragraph 2.04, FCB shall be liable for the payment of any deficiency.

(iii)        As promptly as practicable after the Effective Time, FCB shall cause the Paying Agent to mail to each record holder, as of the Effective Time, whose shares of Cordia Common Stock were converted pursuant to this Paragraph 2.04 into the right to receive the Per Share Merger Consideration, a letter of transmittal (in such form and having such provisions as FCB may reasonably specify), together with instructions for effecting the surrender of Cordia Common Stock in exchange for the Per Share Merger Consideration to which that record holder has become entitled.

Upon a record holder's surrender to FCB or the Paying Agent following the Effective Time of all certificates representing the holder's Cordia Common Stock ("Cordia Certificates"), together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and such additional documents or information as FCB or the Paying Agent shall reasonably request, and verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for Cordia Common Stock, the Paying Agent shall promptly deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder in exchange for his, her or its Cordia Common Stock, in the aggregate amount of Per Share Merger Consideration into and for which the holder's Cordia Common Stock has been converted and exchanged, without any interest thereon, and those Cordia Certificates shall be canceled. Delivery of Cordia Certificates shall not be considered to have been effected, and the risk of loss of a Cordia Certificate shall not be considered to have passed to FCB or the Paying Agent, until the Cordia Certificates shall have been actually delivered to FCB, or to the Paying Agent, with a properly completed letter of transmittal, together with such additional documents or information as FCB or the Paying Agent shall reasonably require, in accordance with the instructions provided by FCB or the Paying Agent as provided above.

With respect to Cordia Common Stock held of record in uncertificated book-entry form ("Uncertificated Cordia Common Stock"), upon verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for Cordia Common Stock, the Paying Agent shall, as promptly as practicable after the Effective Time, deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder in exchange for his, her or its Uncertificated Cordia Common Stock, for the aggregate amount of the Per Share Merger Consideration into and for which the holder's Uncertificated Cordia Common Stock has been converted and exchanged, without any interest thereon, and that Cordia Common Stock shall be canceled.

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In making payments of aggregate amounts of Per Share Merger Consideration to each holder of Cordia Common Stock, fractions of one cent shall be rounded to the nearest whole cent.

(iv)        At any time following the one-year anniversary of the Effective Time, FCB shall be entitled to require the Paying Agent to deliver to it any portion of the Aggregate Merger Consideration (including any interest received with respect thereto) previously deposited by FCB with, but which has not been disbursed by, the Paying Agent, and, thereafter, any Cordia stockholders who have not yet surrendered their Cordia Certificates, or received the Per Share Merger Consideration for their Uncertificated Cordia Common Stock, shall be entitled to look to FCB only as a general creditor thereof with respect to the Per Share Merger Consideration into which their Cordia Common Stock has been converted. Upon any such Cordia stockholder's later surrender of his, her or its Cordia Certificates to FCB or the Paying Agent, with a properly completed letter of transmittal, in accordance with the instructions provided by FCB, or verification of that stockholder's ownership of Uncertificated Cordia Common Stock, FCB shall promptly deliver to that Cordia stockholder, in exchange for his, her or its Cordia Common Stock, a check drawn for the aggregate amount of the Per Share Merger Consideration into and for which his, her or its Cordia Common Stock has been converted and exchanged, without any interest thereon, and any such Cordia Certificates shall be cancelled; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, neither FCB nor the Paying Agent shall be liable to any holder of Cordia Common Stock for any Per Share Merger Consideration payable to that holder which previously has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In no event shall any Cordia stockholder receive or be entitled to interest on the Per Share Merger Consideration to which he, she or it is entitled for any period before or after the Effective Time.

(h)          Lost Certificates. Cordia stockholders whose Cordia Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Per Share Merger Consideration to which they are entitled in accordance and upon compliance with conditions imposed by FCB and the Paying Agent pursuant to applicable law, including the requirement that the stockholders provide an affidavit with respect to the loss, destruction or theft of their Cordia Certificates, and an indemnification agreement and surety bond (or other indemnification satisfactory to FCB and the Paying Agent in their sole discretion) in such sum and on such terms as FCB and the Paying Agent may direct against any claims made against FCB or the Paying Agent with respect to shares of Cordia Common Stock represented by the Cordia Certificates claimed to have been lost, destroyed or stolen.

(i)          Antidilutive Adjustments. If, prior to the Effective Time, Cordia shall declare any dividend payable in shares of Cordia Stock or other securities or shall subdivide, split, reclassify or combine the presently outstanding shares of Cordia Common Stock, then the Aggregate Merger Consideration shall remain unchanged, but an appropriate and proportionate adjustment shall be made in the Per Share Merger Consideration into which each share of Cordia Common Stock will be converted at the Effective Time pursuant to this Agreement.

(j)          Statutory Appraisal Rights.  Any stockholder of Cordia who is entitled to and properly exercises Appraisal Rights shall be entitled to receive payment of the fair value of his, her or its shares of Cordia Common Stock in the manner and pursuant to the procedures provided for in Chapter 9 of Title 13.1 of the Code of Virginia. However, if any stockholder of Cordia who exercises Appraisal Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his, her or its shares of Cordia Common Stock shall be deemed to have been converted into the right to receive cash as provided in Paragraph 2.04(a).

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2.05         Articles of Incorporation, Bylaws, Directors and Officers.  The Articles of Incorporation and Bylaws of Cordia in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Cordia as the surviving entity in the Merger. Effective at the Effective Time, the then-current officers and directors of Cordia shall resign from their positions as officers and directors, and FCB, as the holder of all outstanding shares of Cordia's capital stock, may appoint new officers and directors of Cordia as the surviving entity in the Merger.

2.06.         Closing; Effective Time.  The closing of the Merger (the "Closing") shall take place at the offices of FCB in Raleigh, North Carolina, or at such other place as FCB shall designate, on a date specified by FCB which shall be no later than 45 days following the satisfaction of all conditions precedent to the Merger that have not been effectively waived or on such other date as the parties shall mutually agree (the "Closing Date"). At the Closing, FCB, Merger Sub and Cordia each shall take such actions (including the delivery of certain closing documents) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Effective Time of the Merger shall be the date and time specified in Articles of Merger filed with the Virginia State Corporation Commission and the North Carolina Secretary of State on the Closing Date, each of which shall be in a form provided for by applicable law and as shall be satisfactory to FCB and Cordia; provided, however, that except as otherwise agreed in writing by Cordia and FCB, the parties will use their Commercially Reasonable Efforts to cause the Effective Time to be no later than August 31, 2016, and in no event more than three business days following the Closing Date, but, if the Effective Time shall not have occurred by August 31, 2016, then it shall occur no earlier than October 1, 2016.

2.07.         Transactions Following the Merger.  At a time to be determined by FCB at its sole discretion following the Effective Time, FCB contemplates that it shall cause Cordia and BOV to be combined with FCB, with FCB as the surviving entity, in one or more transactions effected pursuant to and in accordance with the terms of one or more agreements to be entered into between them and FCB.

2.08         Restructure of Transaction. FCB shall have the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason, including for its internal accounting purposes, which FCB may deem advisable; provided, however, that FCB shall not have the right, without the approval of the Board of Directors of Cordia and, if and to the extent required by applicable law, the holders of Cordia Stock, to make any revision that (i) would change the amount (other than as described in Paragraph 2.04(i)) or type of Per Share Merger Consideration to which the holders of shares of Cordia Common Stock are entitled (as determined in the manner provided in Paragraph 2.04(a)), or (ii) would materially delay or jeopardize receipt of the approval of the Merger by any Regulatory Authority. FCB may exercise this right of revision by giving written notice to Cordia in the manner provided in Paragraph 11.05 of this Agreement, which notice shall include a form of an amendment to this Agreement or a form of an Amended and Restated Agreement and Plan of Merger which, in either case, shall not be required to be executed by any of the parties, and shall include a certification by the Chief Financial Officer of FCB that, to his knowledge, such revision complies with the terms and conditions of this Paragraph 2.08.

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Article III.

Representations and Warranties of

Cordia and BOV

Except as otherwise specifically provided in this Agreement or as Previously Disclosed to FCB, Cordia and BOV each hereby make the following representations and warranties to FCB.

3.01.       Organization; Standing; Power.

(a)          Cordia is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of Virginia, and is a bank holding company duly registered as such under the Bank Holding Company Act of 1956, as amended, and applicable sections of Virginia law.

(b)          BOV is duly organized and incorporated, validly existing and in good standing as a bank under the laws of Virginia.

(c)          Midlothian is duly organized, validly existing and in good standing as a limited liability company under the laws of Virginia.

(d)          Each of the Cordia Companies (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which it owns, leases or operates properties of a character, or in which it transacts business of a nature, that makes such qualification necessary. except where such failure to qualify to do business or be in good standing would not result in a Cordia Material Change; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such transaction of business or operation of properties would not result in a Cordia Material Change.

(e)          The Cordia Companies consist solely of Cordia, BOV and Midlothian. Since January 1, 2012, none of the Cordia Companies has had a direct or indirect wholly-owned or majority-owned subsidiary that is not one of the Cordia Companies.

3.02.       Capital Stock.

(a)          Cordia's authorized capital stock consists of (i) 120,000,000 shares of Cordia Voting Common Stock, of which 5,397,768 shares are issued and outstanding, (ii) 5,000,000 shares of Cordia Nonvoting Common Stock, of which 1,400,437 shares are issued and outstanding, (iii) 75,000,000 shares of common stock not yet designated as part of a class or series and none of which has been issued or is outstanding, and (iv) 2,000 shares of preferred stock, $0.01 par value, not yet designated as part of a class or series and none of which has been issued or is outstanding.

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(b)          BOV's authorized capital stock consists of 40,000,000 shares of common stock, $1.00 par value per share ("BOV Stock"), of which 3,244,784 shares are issued and outstanding, and no other classes or series. All outstanding shares of BOV Stock are owned, beneficially and of record, by Cordia.

(c)          BOV is the sole member and manager of Midlothian and holds, beneficially and of record, all of the equity interest in Midlothian.

(d)          Except as described in this Paragraph 3.02, none of the Cordia Companies have any authorized or outstanding shares of capital stock or other equity interests. Each outstanding share of Cordia Stock and BOV Stock, (i) has been duly authorized and is validly issued and outstanding, fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any Person.

3.03.       Principal Stockholders.  To the Knowledge of Cordia, no Person directly or indirectly owns, beneficially or of record (as determined in accordance with Rule 13d-3 under the 1934 Act), more than five percent (5%) of the outstanding shares of any class or series of Cordia Stock.

3.04.       Subsidiaries.  With the exception of BOV's outstanding capital stock, all of which is held by Cordia, the outstanding equity interest in Midlothian, all of which is held by BOV, and other equity securities included in their investment portfolios on April 30, 2016, and any stock of a Federal Home Loan Bank or a Federal Reserve Bank thereafter acquired and held by BOV in the ordinary course of its business, none of the Cordia Companies own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

3.05.       Convertible Securities, Options, Redemptions, Etc. Except as described below, there are no outstanding (a) securities or other obligations (including debentures or other debt instruments) issued by any of the Cordia Companies which are convertible into shares of their capital stock or any other securities or equity interests issued by any of them, (b) options, warrants, rights, calls or other commitments of any nature which obligate any of the Cordia Companies to issue, or entitle any Person to receive or acquire from any of them, any shares of their respective capital stocks or any other securities or equity interests issued by any of them, (c) plans, agreements or other arrangements pursuant to which shares of capital stock of any of the Cordia Companies or any other capital stock, equity interests or other securities, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of any of them, have been or may be issued by any of them, or (d) contractual obligations or other agreements of any of the Cordia Companies to (i) repurchase, redeem or otherwise acquire, or (ii) register under the Securities Act of 1933, as amended, any shares of their capital stock, equity interests or other securities.

Cordia and BOV have outstanding, or are parties to:

(aa)         the vested and unvested Cordia Stock Options (a list of which, including names of optionees, option prices, grant and expiration dates and vesting schedules, has been Previously Disclosed to FCB) which give the holders thereof the right to purchase up to an aggregate of 124,686 shares of Cordia Voting Common Stock at the prices and on the terms provided therein;

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(bb)         the Cordia Stock Purchase Agreements, copies of which have been Previously Disclosed to FCB, pursuant to which an aggregate of 394,125 shares of Cordia Voting Common Stock have been issued to the individuals named therein that remain unvested and are subject to restrictions on the terms provided therein;

(cc)         an aggregate of 1,400,437 shares of Cordia Nonvoting Common Stock, each of which is convertible, on a share-for-share basis, into shares of Cordia Voting Common Stock in accordance with the terms of Cordia's Second Amended and Restated Articles of Incorporation; and

(dd)         a letter agreement dated August 3, 2015, between BOV and Ottis Rutley ("Ed") Barham (a copy of which has been Previously Disclosed to FCB) pursuant to which Cordia is obligated to issue up to an aggregate of not more than 3,300 shares of Cordia Voting Common Stock.

3.06.       Authorization and Validity of Agreement.  This Agreement has been duly and validly approved by Cordia's and BOV's Boards of Directors and executed and delivered on Cordia's and BOV's behalves by their officers thereunto duly authorized. Subject only to approval of this Agreement by the stockholders of Cordia in the manner required by law and receipt of required approvals of Regulatory Authorities, (a) Cordia and BOV each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (b) all corporate proceedings and approvals required to authorize Cordia and BOV to enter into this Agreement and to perform their obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (c) this Agreement constitutes the valid and binding agreement of each of Cordia and BOV, as applicable, and is enforceable against each of them, respectively, in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.07.       Validity of Transactions; Absence of Required Consents or Waivers.  Subject only to approval of this Agreement by Cordia's stockholders in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor consummation of the transactions described herein, nor compliance by Cordia or BOV with any of its obligations or agreements contained herein, nor any action or inaction by Cordia or BOV required herein, will: (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or require any payment under, (i) any of the Cordia Companies' respective Articles of Incorporation or Bylaws or other organizational documents, or (ii) any Material Contract to which any of them are bound or the business, capital stock, properties or assets of any of them are subject; (b) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of any of the Cordia Companies; (c) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (d) result in the acceleration of any material obligation or material indebtedness of any of the Cordia Companies.

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No consents, approvals or waivers are required to be obtained from any Person in connection with Cordia's and BOV's execution and delivery of this Agreement, or the performance of their obligations or agreements, or consummation of the transactions, described herein, except for required approvals of Cordia's stockholders and Regulatory Authorities.

3.08.         Books and Records. The Cordia Companies' respective business records, books of account, management information and data systems (a) have been maintained in material compliance with all applicable legal, regulatory and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective assets and items of income and expense, and all transactions and dispositions of assets, and (b) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cordia and BOV or their independent accountants, consultants and/or contractors (including all means of access thereto and therefrom).

Cordia's and BOV's respective corporate minute books are complete and accurately reflect in all material respects all corporate actions taken by their respective stockholders, boards of directors, and all committees thereof.

3.09.       Reports to Regulatory Authorities.

(a)          Since January 1, 2012, each of the Cordia Companies has timely filed all reports, registrations and statements and other filings, together with any amendments required to be made with respect thereto, that it or they were required to file with any Regulatory Authority (collectively, the "Cordia Reports"). Each Cordia Report complied in all material respects with all applicable statutes applicable thereto, and to all rules and regulations enforced or promulgated by the Regulatory Authorities with which it was filed, and, at the time it was filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Since January 1, 2012, none of the Cordia Companies have been notified by any Regulatory Authority that any Cordia Report was deficient in any material respect as to form or content, and no Cordia Report is the subject of any ongoing review or investigation (whether formal or informal, and including a voluntary document request) or unresolved comments.

(c)          Cordia's and BOV's officers who serve or are deemed to serve as Cordia's "principal executive officer" and "principal financial officer" (as those terms are defined in the SEC's rules and regulations) have made, and Cordia has furnished to the SEC, all certifications with respect to Cordia Reports filed with the SEC under the 1934 Act that were required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended and rules and regulations of the SEC thereunder, and those certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither Cordia nor any of its officers has received notice from the SEC questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

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3.10.       Disclosure and Accounting Controls.

(a)          Cordia and BOV maintain disclosure controls and procedures as required by and defined in the SEC's Rule 13a-15 under the 1934 Act which are reviewed quarterly by Cordia's management, including its officers who serve or are deemed to serve as its principal executive officer and principal financial officer, and which are designed to ensure that information required to be disclosed by Cordia in reports it files with or submits to the SEC under the 1934 Act is recorded, processed, summarized, communicated to Cordia's management, and reported within the time periods specified in the SEC's rules.

(b)          The Cordia Companies maintain internal control over financial reporting as required by and defined in the SEC's Rule 13a-15 under the 1934 Act which provides reasonable assurance regarding the reliability of Cordia's financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the Cordia Companies' transactions and dispositions of their assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of their financial statements in accordance with GAAP, and receipts and expenditures are made only in accordance with authorizations of their managements and Boards of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Cordia Companies' assets that could have a material effect on Cordia's consolidated financial statements.

(c)          Since January 1, 2012, (i) none of the Cordia Companies nor, to the Knowledge of Cordia, any of their directors, officers, employees, auditors, accountants or representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Cordia Companies or their respective disclosure controls and procedures, including any material complaint, allegation, assertion or claim that any of them has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing any of the Cordia Companies, whether or not employed by them, has reported to Cordia's Board of Directors or any committee thereof evidence of a material violation of securities laws, breach of fiduciary duty or similar violations by any of the Cordia Companies or any of their respective officers, directors, employees or agents or, to the Knowledge of Cordia, to any director or officer of Cordia.

3.11.       Consolidated Financial Statements.

(a)          The Cordia Audited Financial Statements, and the Cordia Interim Financial Statements (i) comply as to form in all material respects with the applicable published rules and regulations of Regulatory Authorities with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as indicated in such statements or in the notes thereto, (iii) have been prepared from and are in accordance with Cordia's and the Cordia Companies' books and records, and (iv) present fairly in all material respects Cordia's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein (except to the extent that the Cordia Interim Financial Statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount or effect, except as indicated in such interim financial statements or notes thereto). The Cordia Audited Financial Statements have been audited by Yount, Hyde & Barbour, P.C., which serves as Cordia's independent registered public accounting firm, as evidenced by that firm's reports included therein.

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(b)          None of the Cordia Companies is a party, or has any commitment to become a party, to any joint venture, partnership agreement or similar contract (including any contract relating to any transaction, arrangement or relationship between or among any of the Cordia Companies and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or other Person) where the purpose or effect of any such arrangement is to avoid inclusion or disclosure of any material transaction involving any of the Cordia Companies in Cordia's consolidated financial statements.

(c)          Cordia has Previously Disclosed to FCB copies of its internally generated consolidated statement of condition and consolidated statement of operations as of and for the year-to-date period ended April 30, 2016.

3.12.       Tax Matters.

(a)          For purposes of this Paragraph 3.12, the following definitions shall apply:

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the US Department of the Treasury with respect to the Code or other federal tax statutes.

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, escheats, unclaimed property, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority or political subdivision, whether disputed or not.

“Tax Returns” means any and all returns, reports or forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed or to have been filed with a governmental authority with respect to Taxes.

(b)          Since January 1, 2012, each of the Cordia Companies has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns (including all amendments, if any) were correct and complete in all material respects, all Taxes shown thereon as owing have been fully and timely paid, and none of the Cordia Companies is the beneficiary of any extension of time within which to file any Tax Return which has not been filed. No written claim has been made within the past six years by an authority in a jurisdiction where any of the Cordia Companies does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Cordia Companies. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any Cordia Company that has not been fully paid or adequately reserved in the Cordia Audited Financial Statements and the Cordia Interim Financial Statements.

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(c)          Each of the Cordia Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)          No federal, state, local, or foreign income Tax Returns filed with respect to any of the Cordia Companies are, to the Knowledge of Cordia, the subject of an ongoing audit. Each of the Cordia Companies has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662, and none of the Cordia Companies, nor any officer (or employee responsible for Tax matters) of any of them, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of Cordia, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Cordia Companies, and none of the Cordia Companies has received from any foreign, federal, state, or local taxing authority (including jurisdictions where they have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Cordia Companies.

(e)          None of the Cordia Companies has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii), or (iii) any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)          The aggregate unpaid Taxes of the Cordia Companies (i) did not, as of the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) at March 31, 2016, set forth on the face of the statement of financial condition included in the Cordia Interim Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Cordia Companies in filing their Tax Returns. Since the date of the statement of financial condition included in the above Cordia Management Report, none of the Cordia Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)          None of the Cordia Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

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(ii)         “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)        installment sale or open transaction disposition made on or prior to the Closing Date;

(iv)        prepaid amount or deferred revenue received on or prior to the Closing Date; or

(v)         any election made pursuant to Code Section 108(i) on or before the Closing Date.

(h)          Since January 1, 2013, none of the Cordia Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355.

(i)          Each of the Cordia Companies currently is an accrual basis taxpayer.

(j)          The transactions contemplated in this Agreement, including any payments or benefits required to be made or provided to any officer or director of a Cordia Company pursuant to any agreements or arrangements between him or her and that Cordia Company will not result in any amount failing to be deductible by any of the Cordia Companies, or FCB by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(k)          None of the Cordia Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which is Cordia) or has any liability for the Taxes of any Person (other than the Cordia Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(l)          Since January 1, 2012, none of the Cordia Companies has submitted any private letter ruling request to the IRS or entered into any closing agreements or gain recognition agreements with respect to Taxes which were requested or executed during that period.

(m)          None of the Cordia Companies nor, to the Knowledge of Cordia, any other Person, has taken or proposes to take any action, and no event has occurred, that has resulted or may or could result in a loss of the ability of Cordia and BOV before the Merger, or the ability of FCB after the Merger, to utilize acquired tax benefits from the transaction, including federal and state net operating loss carryforwards and federal and state unrealized built in tax losses reflected in the Cordia Audited Financial Statements.

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3.13.      Absence of Changes or Certain Other Events.

(a)          Since January 1, 2016, and except as reflected in the Cordia Interim Financial Statements, each of the Cordia Companies has conducted its business only in the ordinary course, and there has been no Cordia Material Change, and, to the Knowledge of Cordia, there has occurred no event or development, and there currently exists no condition or circumstance, which, individually or in the aggregate, and with the lapse of time or otherwise, could reasonably be expected to cause, create or result in a Cordia Material Change.

(b)          Since January 1, 2016, and except as described in Paragraph 3.14 below, none of the Cordia Companies has incurred any material liability, engaged in any material transaction, suffered any material loss, destruction, or damage to any of its properties or assets, or made a material acquisition or disposition of any assets (with the exception of real estate acquired upon foreclosure of a Loan or by deed in lieu of foreclosure), or entered into any Material Contract.

(c)          Since January 1, 2016, and ending on the date of this Agreement none of the Cordia Companies has increased the salaries, compensation or general benefits payable or provided to its employees with the exception of routine merit increases in the salaries of its employees at times and in amounts that are consistent with their past practices and their salary administration and review policies and procedures.

3.14.       Absence of Undisclosed Liabilities.  Except as reflected in the Cordia Interim Financial Statements, none of the Cordia Companies has any material liability or obligation, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) increases in BOV's deposit accounts in the ordinary course of its business since March 31, 2016, or (b) unfunded commitments to make, issue or extend Loans entered into in the ordinary course of BOV's business and in accordance with its normal lending policies and practices and which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with BOV's lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

3.15.       Compliance with Existing Obligations.  Each of the Cordia Companies has performed in all material respects all obligations required to be performed by it under, and none of them are in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws, and/or any Material Contract to which it is a party or bound, by which its business, operations, capital stock, properties or assets are subject or affected, or under which it or its property receives benefits, and no event has occurred which, with the lapse of time or giving of notice, or otherwise, would constitute such a default or violation.

3.16.       Litigation and Compliance with Law.

(a)          There are no actions, suits, arbitrations, controversies or other proceedings or investigations or, to the Knowledge of Cordia, any facts or circumstances which reasonably could be expected to result in such, including any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Knowledge of Cordia, threatened against any of the Cordia Companies or any Person in his or her capacity as a director, officer or employee of any of the Cordia Companies, or any of their respective properties or assets, or otherwise relating to or affecting any of the Cordia Companies or their respective businesses or assets.

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(b)          Each of the Cordia Companies has all licenses, permits, orders, and authorizations or approvals ("Permits") of all Regulatory Authorities and all other federal, state, local or foreign governmental or regulatory agencies, that are required by law or regulation and that are material to the conduct of its business as it currently is conducted, or for it to own, lease and operate its properties as they currently are operated. All such Permits are in full force and effect, no material violations have occurred with respect to any such Permits, and no proceeding to suspend, cancel, revoke or limit any Permit is pending or, to the Knowledge of Cordia, threatened.

(c)          None of the Cordia Companies is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to its financial condition, directors or officers, employees, operations, capital, public disclosure and reporting, regulatory compliance or any other matter ("Regulatory Directive"), and there are no judgments, orders, stipulations, injunctions, decrees or awards against any of the Cordia Companies which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice ("Orders"). To the Knowledge of Cordia, no Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such Regulatory Directive or Order.

(d)          None of the Cordia Companies is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, and regulations applicable to them and their businesses. No Person or authority has asserted a claim, and, to the Knowledge of Cordia, there is no reasonable basis for any claim by any Person or authority, for compensation, reimbursement, damages or other penalties or relief for any violations or default in any material respect under any laws, statutes, ordinances, rules or regulations.

(e)          Since January 1, 2012, none of the Cordia Companies has acted as a fiduciary for any Person, or administered any account for which it acts as a fiduciary, including as a trustee, custodian, personal representative, guardian, conservator or investment adviser.

3.17.       Real Properties.

Cordia has Previously Disclosed to FCB a list of all Parcels owned or leased by any of the Cordia Companies, together with a true and complete copy of the lease agreement ("Lease Agreement") pertaining to each Parcel in which any of the Cordia Companies is the lessee with a leasehold interest, or is the lessor.

(a)          With respect to each Parcel owned by a Cordia Company, that Cordia Company has good and marketable fee simple title to that Parcel and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements), other than any such imperfections, restrictions, covenants or easements which, in the reasonable opinion of FCB, materially and adversely affect the economic value or marketability of the Parcel or materially detract from, interfere with, or restrict the use of that Parcel for the purposes for which the Parcel currently is used.

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(b)          With respect to each Parcel in which a Cordia Company holds a leasehold interest pursuant to a Lease Agreement, (i) that Cordia Company has unconditionally accepted occupancy of and currently is occupying the Parcel; (ii) the lease term, commencement date, expiration date, renewal terms, and current and future rent applicable to the Parcel is as set forth in the Lease Agreement; (iii) the Lease Agreement is in full force and effect and has not been modified or amended; (iv) the terms and conditions of the Lease Agreement will continue without modification notwithstanding the Merger; (v) the Merger will not constitute a transfer, sublease or assignment in violation of any term or condition of the Lease Agreement, require the approval or consent of the landlord under the Lease Agreement, or prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that Parcel; (vi) the Cordia Company that is the lessee has performed all of its obligations (including the payment of rent) under the Lease Agreement, no event of default by it exists or has occurred under the Lease Agreement, and no action or failure to act has occurred that, upon the passage of time or otherwise, may become or result in a default or event of default under the terms of the Lease Agreement (including any default that would prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that Parcel); and (vii) to the Knowledge of Cordia, the lessor of that Parcel has performed all of the lessor's obligations under the Lease Agreement, no event of default by the lessor exists or has occurred under the Lease Agreement, and no action or failure to act has occurred that, upon the passage of time or otherwise, may become or result in a default or event of default under the terms of the Lease Agreement.

(c)          Each Parcel upon which a banking office of BOV is situated, or which otherwise is used by a Cordia Company in conjunction with its business, (i) complies in all material respects with all applicable federal, state and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the Americans with Disabilities Act, and (ii) may, under applicable zoning ordinances, be used for the purposes for which it currently is used as a matter of right rather than by grant of variance or as a conditional or nonconforming use.

(d)          With respect to each Parcel that currently is used by any of the Cordia Companies as an office, (i) the improvements and fixtures included in or on that Parcel are, considered in the aggregate, in satisfactory condition and repair and performing the functions and operations for which they were designed, and (ii) there does not exist any condition which materially and adversely affects the economic value or marketability of that Parcel or materially detracts from, interferes with, or restricts the present or future use of that Parcel or those improvements and fixtures for the purposes for which they currently are used.

3.18.       Loans, Accounts, Notes and Other Receivables

(a)          All Loans and Sold Loans (i) have resulted from bona fide business transactions in the ordinary course of the Cordia Companies' respective operations, (ii) were made in conformity in all material respects with industry standard practices and procedures and in compliance in all material respects with all state and federal laws and regulations applicable thereto (including consumer protection and fair lending laws and regulations) and, in the case of Sold Loans, all requirements of any purchaser, investor, government agency or other Person which purchased or guaranteed the Sold Loan, and (iii) in the case of Loans, are owned by Cordia or BOV free and clear of all liens, encumbrances, assignments, repurchase agreements or other exceptions to title, or the ownership or collection rights of any other Person, except for liens granted to the Federal Home Loan Bank of Atlanta to secure advances to BOV in the ordinary course of its business.

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(b)          All records of the Cordia Companies regarding all outstanding Loans and Sold Loans, all Cordia Real Property acquired through foreclosure or a deed in lieu of foreclosure, and collateral for Loans and Sold Loans, are accurate in all material respects, and each Loan which the Cordia Companies' Loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral") is secured by valid, perfected and enforceable liens, assignments or other security interests on all such Loan Collateral to the extent indicated and having the priority described in the records of such Loan.

(c)          Each Loan and Sold Loan, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws), and no defense, offset or counterclaim has been asserted in writing with respect to any such Loan, Sold Loan or guaranty.

(d)          Cordia has Previously Disclosed to FCB a listing, as of March 31, 2016, of:

(i)          each Loan which was carried in a nonaccrual status or classified by any Regulatory Authority, or by Cordia or BOV itself, as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which otherwise has been designated as a special asset, a "potential problem loan," or for special handling, or has been placed on any "watch list" or similar internal list because of concerns regarding the ultimate collectability or deteriorating condition of such asset or any obligor or Loan Collateral therefor or otherwise;

(ii)         each Loan which was past due more than 30 days past the scheduled payment date as to the payment of principal and/or interest;

(iii)        each Loan, other than those included in the Loans Previously Disclosed to FCB pursuant to (i) or (ii) above, as to which any obligor (including the borrower or any guarantor) otherwise was in default, was, to the Knowledge of Cordia, the subject of a proceeding in bankruptcy, or on which any obligor has indicated in writing any inability or intention not to repay such Loan in accordance with its terms;

(iv)        each Loan which had been held for resale for as much or more than 30 days but not sold;

(v)         each Loan currently outstanding, directly or indirectly, to or guaranteed by any current or former officer or director of any of the Cordia Companies, or to any entity controlled by any current or former officer or director, together with any such Loan as to which there has been any default, forgiveness, restructuring or waiver of any terms since January 1, 2013.

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(e)          With respect to Sold Loans, Cordia has Previously Disclosed to FCB written listings reflecting:

(i)          each Sold Loan on the balance sheet that has been repurchased from an investor or other purchaser;

(ii)         each Sold Loan which is in the process of being repurchased or which any of the Cordia Companies has been requested in writing to repurchase by any investor or other purchaser;

(iii)        each Sold Loan that any of the Cordia Companies has identified in writing as having a material risk of repurchase from any investor or other purchaser;

(iv)        each Sold Loan as to which any investor or other purchaser has requested in writing indemnification from any of the Cordia Companies, or as to which there is any outstanding mortgage insurance claim, together with a statement as to whether any of the Cordia Companies have agreed to or rejected the indemnification request, and, in the case of each Sold Loan as to which any of the Cordia Companies have agreed to a request for indemnification, a description of the terms of that indemnification; and

(v)         each Sold Loan sold by any of the Cordia Companies under terms which impose repurchase or guaranty obligations on the selling Cordia Company.

(f)          With the exception of those Loans Previously Disclosed to FCB as described in Paragraphs 3.18(d) and (e) above, to the Knowledge of Cordia each of the Loans, and each Sold Loan as to which an investor or other purchaser has recourse against any of the Cordia Companies in the event of default or nonpayment, is collectible in the ordinary course of the Cordia Companies' business, or the business of the investor or other purchaser that purchased the Sold Loan, in an amount which is not less than the amount at which it is carried or should be carried in accordance with GAAP on their books and records.

(g)          The Cordia Companies' reserve for possible Loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Authorities and, in the judgment of management of Cordia and BOV, is reasonable in view of the size and character of the Cordia Companies' Loan portfolio, current economic conditions and other relevant factors, and is adequate in all material respects to provide for losses relating to or the risk of loss inherent in the Loan portfolio of the Cordia Companies, foreclosed Real Property owned by them, and potential losses related to Loans previously sold by BOV and current and future repurchases of Sold Loans.

3.19.       Securities Portfolio and Investments.  Cordia has Previously Disclosed to FCB a listing of all securities owned, of record or beneficially, by any of the Cordia Companies as of April 30, 2016. All securities owned, of record or beneficially, by any of the Cordia Companies as of the date hereof are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other Person, whether contractual or statutory (other than pledges to the Federal Home Loan Bank of Atlanta to secure advances to BOV in the ordinary course of its business, sales of securities under agreements to repurchase entered into by BOV in the ordinary course of its business with its customers, and restrictions imposed by and the rights of the issuers of such securities), which would materially impair the ability of any of the Cordia Companies to dispose freely of any such security and/or otherwise to realize the benefits of ownership at any time. There are no voting trusts or other agreements or undertakings to which any of the Cordia Companies is a party with respect to the voting of any such securities. With respect to all repurchase agreements under which Cordia or BOV has "purchased" securities under agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

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Since March 31, 2016, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the Cordia Companies' securities portfolios as a whole.

3.20.       Personal Property and Other Assets.  All banking equipment, data processing equipment, other equipment, vehicles, and other personal property owned and used by either Cordia or BOV and material to the operation of its business are owned by it free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Knowledge of Cordia, all personal property material to the business of each of the Cordia Companies is in good operating condition and repair.

3.21.       Intellectual Property.

(a)          Cordia has Previously Disclosed to FCB a list and copies of all licenses, contracts, or other agreements relating to the ownership and/or use of any and all domain registrations, websites, social media accounts, patents, licenses, trademarks, trade names, copyrights or intellectual property ("Intellectual Property") necessary or material to the conduct of the businesses of the Cordia Companies as now conducted.

(b)          The Cordia Companies own, possess or have the right to use, and to assign their use or ownership of, their respective corporate names and material Intellectual Property and other proprietary information, free and clear of any and all pledges, claims, security interests, obligations, liens, or other encumbrances that would restrict the ability of FCB to use the Cordia Companies' material Intellectual Property. To the Knowledge of Cordia, none of the Intellectual Property, or the Cordia Companies' use thereof, violates, infringes, or is in conflict with any patent, license, trademark, trade name, copyright, trade secret or proprietary right of any other Person. No Person has asserted a written claim against any of the Cordia Companies, or provided any of them with any written notice of a claim or potential claim, involving their Intellectual Property or their use thereof and, to the Knowledge of Cordia, no such claim is threatened or contemplated.

3.22.       Privacy Matters. For purposes of this Paragraph 3.22, “IIPI” shall include any individually identifiable personal information relating to a customer, former customer or prospective customer of any Cordia Company. To the Knowledge of Cordia, no facts or circumstances exist which would cause the collection and use of such IIPI by any of the Cordia Companies, the transfer of such IIPI to FCB, and the use of such IIPI by FCB as contemplated by this Agreement, not to materially comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended, the Gramm-Leach-Bliley Act of 1999, and all other applicable state, federal and foreign privacy laws, and any requirement of a contract or industry standard relating to privacy and data security.

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BOV is in compliance in all material respects with the requirements of the Gramm-Leach-Bliley Act of 1999, and the regulations promulgated thereunder, and with all other applicable Laws and regulations with respect to the (i) maintenance of the security and confidentiality of customer records and information; (ii) protection against any threats or hazards to the security or integrity of such records; and (iii) protection against unauthorized access to or use of such records or information. To the Knowledge of Cordia, no data security breach has occurred that involves or affects the IIPI of BOV's customers.

3.23.       Environmental Matters.

(a)          As used in this Agreement:

(i)          "Environmental Laws" means (A) all federal, state, and local statutes, regulations and ordinances, (B) all common law, and (C) all orders, decrees, standards of conduct, bases of obligations or liability, and similar provisions having the force or effect of law and to which any of the Cordia Companies are subject and which, in the case of any of the above, concern or relate to pollution or protection of the environment, natural resources or human health and safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (49 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution and Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Occupational Health and Safety Act (29 U.S.C. § 651 et seq.), as such laws have been amended or supplemented now or in the future.

(ii)         "Hazardous Substance" means any materials, substances, wastes, chemical substances, or mixtures listed, defined, designated, classified or regulated as "hazardous," "toxic," "radioactive," a "pollutant," or a "contaminant," or otherwise regulated under any Environmental Laws, whether by type or quantity, including pesticides, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, and mold or other fungi which may form the basis for liability under any Environmental Laws.

(iii)        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the indoor or outdoor environment or into or out of property owned by Cordia or any of the Cordia Companies, including the movement of contaminants through or in the air, soil, surface water, groundwater or land surface or subsurface of real property.

(b)          Cordia has Previously Disclosed to FCB a list and copies of all written reports, correspondence, notices and other information or materials, if any, which, to the Knowledge of Cordia, are in its possession pertaining to environmental surveys or assessments of the Cordia Real Property and any improvements thereon, the presence or Release of any Hazardous Substance on, under, affecting or otherwise involving, any of the Cordia Real Property, or any violation or alleged violation of Environmental Laws on, under, affecting or otherwise involving the Cordia Real Property or involving any of the Cordia Companies.

(c)          To the Knowledge of Cordia, there has been no Release of any Hazardous Substances (excluding any such substance used, generated, stored, disposed of or otherwise handled in the ordinary course of Cordia's or BOV's business for purposes of office cleaning, maintenance or operation, in quantities normally needed for those purposes, and in compliance with all applicable Environmental Laws, or any such substances that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata on any of the Cordia Real Property) by any Person on or from any of the Cordia Real Property which constitutes a violation of any Environmental Laws, and there has been no removal, clean-up or remediation of any Hazardous Substance from, on or relating to any of the Cordia Real Property.

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(d)          None of the Cordia Companies has violated any Environmental Laws relating to any of the Cordia Real Property, and, to the Knowledge of Cordia, there has been no violation of any Environmental Laws relating to any of the Cordia Real Property by any other Person for whose liability or obligation with respect to any particular matter or violation any of the Cordia Companies is or is reasonably likely to be responsible or liable.

(e)          None of the Cordia Companies is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise under any Environmental Law, or which result from or are based upon the Release of any Hazardous Substances by any Person on, from or relating to any of the Cordia Real Property.

(f)          To the Knowledge of Cordia, no facts, events or conditions relating to any of the Cordia Real Property, or the operations of any of the Cordia Companies, will prevent, hinder or limit continued material compliance with Environmental Laws or are reasonably likely to give rise to any investigation, response, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(g)          To the Knowledge of Cordia, (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any Person for whose liability or obligation with respect to such violation any of the Cordia Companies is responsible or liable or with respect to which any of them are reasonably likely to become responsible or liable in the future (including as the purchaser of that Loan Collateral in foreclosure), (ii) none of the Cordia Companies is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise under any Environmental Law, or which result from or are based upon the Release of any Hazardous Substances by any Person on, from or relating to any Loan Collateral, and (iii) there are no facts, events or conditions relating to any Loan Collateral that are reasonably likely to give rise to any investigation, response, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

3.24.       Absence of Brokerage or Finders Commissions. Cordia has Previously Disclosed to FCB its arrangement with Sandler O'Neill & Partners, L.P. ("Sandler"), including a copy of the relevant consulting or financial advisory agreement containing all terms pertaining to services Sandler will provide or has provided to Cordia, and all fees or other compensation payable by Cordia to Sandler, in connection with this Agreement and the Merger. Except for Cordia's engagement of Sandler, (a) all negotiations relative to this Agreement and the transactions described herein have been carried on by Cordia directly (or through its legal counsel) with FCB (or through its legal counsel), and no Person has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Cordia or BOV or their respective Boards of Directors as a broker, finder or agent, or has performed similar functions, or otherwise is or may be entitled to receive or claim a brokerage fee or other commission or compensation, in connection with or as a result of the transactions described herein, and (b) none of the Cordia Companies has agreed, or has any obligation, to pay any brokerage fee or other commission, fee or other compensation to any Person in connection with or as a result of the transactions described herein.

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3.25.       Material Contracts.  Other than Lease Agreements Previously Disclosed to FCB pursuant to Paragraph 3,17 and Employment Contracts and Plans Previously Disclosed to FCB pursuant to Paragraph 3.27, and with the exception of outstanding Loans made and deposit accounts held by BOV in the ordinary course of its business, or otherwise as Previously Disclosed to FCB, none of the Cordia Companies is a party to or bound by any Material Contract.

3.26.       Employment Matters; Employee Relations.

(a)          Each of the Cordia Companies (i) has paid in full to, or accrued in accordance with GAAP on behalf of, all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to April 30, 2016, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which, as of April 30, 2016, it was obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters, and no Person has made any written claim that any of the Cordia Companies is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b)          No employee of any of the Cordia Companies has accrued but unused vacation or other personal leave time (including sick leave) which is carried over from a prior year in excess of 40 hours, and all such currently accrued but unused leave time as of March 31, 2016, is reflected as a liability in the Cordia Interim Financial Statements.

(c)          There is no action, suit or proceeding by any Person pending or, to the Knowledge of Cordia, threatened against any of the Cordia Companies (or any of their officers, directors or employees), involving employment discrimination, harassment, wrongful discharge or other claims involving their employment practices, and, to the Knowledge of Cordia, no facts or circumstances exist which reasonably could be expected to result in such.

(d)          None of the Cordia Companies is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Knowledge of Cordia, threatened labor dispute, work stoppage or strike involving any of the Cordia Companies and any of their employees, or any pending or, to the Knowledge of Cordia, threatened proceeding in which it is asserted that any of the Cordia Companies has committed an unfair labor practice; and, to the Knowledge of Cordia, there is no activity involving any of the Cordia Companies or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

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3.27.       Employment Agreements; Employee Benefit Plans.

(a)          For purposes of this Agreement, the following definitions shall apply:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“COBRA” means the provisions of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA.

“HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended.

(b)          Cordia has Previously Disclosed to FCB a true and complete list of: (i) all employment, change in control, consulting and severance contracts with any current or former officer, employee, director or consultant of any of the Cordia Companies (collectively, the "Employment Contracts"); (ii) (A) all bonus, commission, incentive compensation, deferred compensation, pension, retirement, salary continuation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation rights, and stock option plans, (B) all outstanding Cordia Stock Options and Cordia Stock Awards, (C) all medical, dental, health, and life insurance plans, (D) all severance, position elimination, vacation, sickness and other leave plans, (E) all disability and death benefit plans, and (F) all other employee benefit plans, contracts, or other compensatory plans, agreements or arrangements of any type (including any other stock-based plan or arrangements), in each case which are maintained or contributed to by any of the Cordia Companies for the benefit of any of its or their current or former officers, employees, consultants or directors or any of their beneficiaries, or for which any of the Cordia Companies otherwise may have any liability (collectively, the "Plans"); and (iii) with respect to each Employment Agreement and Plan, (A) a copy of the written document evidencing each such Employment Agreement or Plan or, with respect to any such Plan that is not in writing, a written description thereof, (B) the summary plan description, if any, (C) any related trust agreements, insurance contracts or documents of any other funding arrangements, (D) all amendments, modifications or supplements to any such document, (E) the most recent determination letter or opinion letter from the IRS, and (F) the three most recent Forms 5500 required to have been filed, including all schedules thereto. There are no other entities or other trades or businesses that can or should be treated as a single employer, together with any of the Cordia Companies, with respect to any Plan under Section 414 of the Code, and there are no Persons who would be treated as leased employees of any of the Cordia Companies under that Section of the Code.. All reports and returns with respect to the Plans (and any Plans previously maintained by any of the Cordia Companies) required to be filed with any governmental department, agency, service or other authority, including Internal Revenue Service Form 5500 ("Annual Report") or the one-time filing with the United States Department of Labor (the "DOL") in lieu of such Annual Report, or distributed to participants and their beneficiaries, have been properly and timely filed or distributed.

(c)          All Employment Contracts and Plans currently are, and at all times since January 1, 2012, have been, in compliance with all material provisions and requirements of applicable law, including the Code and ERISA. There is no pending or threatened litigation relating to any Employment Contract or Plan. Since January 1, 2012, none of the Cordia Companies have engaged in a transaction with respect to any Plan that could subject it, any of them, their directors or employees or any Plan to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) or (l) of ERISA.

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(d)          All Plans which are intended to be plans qualified under Section 401(a) of the Code ("Retirement Plans") are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination or opinion letters have been issued and may be relied upon, or have been applied for, with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans, unless the time period for applying for any such determination or opinion letters covering the current terms and provisions of the Retirement Plans has not yet expired (in which case Cordia has Previously Disclosed to FCB any such Retirement Plan for which no application has been made). To the Knowledge of Cordia, there is no reason why any such determination letter will or should be revoked or not be issued or reissued. There are no material issues relating to said qualification or exemption of the Retirement Plans pending or, to the Knowledge of Cordia, threatened before the IRS, the DOL, the Pension Benefit Guaranty Corporation or any court. There are no claims or, to the Knowledge of Cordia, any issues or disputes with respect to any of the Employment Contracts or Plans or the administration thereof currently existing between any of the Cordia Companies, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of any of the Cordia Companies or beneficiary of any such employee, or any other Person (other than claims for benefits in the ordinary course that are not the subject of current or, to the Knowledge of Cordia, threatened or expected litigation).

(e)          All contributions, premiums or payments required to be made pursuant to the terms of each of the Employment Contracts and Plans have been timely made and all such contributions were fully deductible and not subject to excise taxes under the Code.

(f)          There are no restrictions on the rights of any of the Cordia Companies to amend or terminate unilaterally any Plan with respect to prospective benefit accruals without incurring any liability thereunder (other than normal administrative expenses). Termination or liquidation of any Plan or any of the investments or insurance contracts relating to any Plan will not result in any material sales charge, surrender fee, interest rate adjustment or similar expense. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein (either alone or in combination with another event) will, except as otherwise specifically provided in this Agreement or as Previously Disclosed to FCB, (i) result in any payment to any Person (including any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any Employment Contract, Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Employment Contract, Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)          With respect to each Employment Contract and Plan, no event has occurred, and, to the Knowledge of Cordia, there exists no condition or set of circumstances, in connection with which any of the Cordia Companies are reasonably likely, directly or indirectly, to be subject to any liability under ERISA, the Code or any other applicable law, except for liability for benefit claims and funding obligations payable in the ordinary course and consistent with the terms of the Employment Contract or Plan.

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(h)          None of the Cordia Companies currently sponsors or maintains, and none of them have sponsored or maintained or been liable with respect to, any employee benefit plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan as defined in Code Section 414(f) or ERISA Sections 3(37) or 4001(a)(31), (iii) a multiple employer plan within the meaning of Code Section 413(c) or ERISA Sections 4063, 4064 or 4066 or (iv) a multiemployer welfare arrangement within the meaning of ERISA Section 3(40).

(i)          Each Plan that is a “group health plan” has been operated at all times in compliance in all material respects with the provisions of ERISA, COBRA, HIPAA and other applicable federal or state laws. None of the Employment Contracts or Plans provide for medical, life or other welfare benefits to employees, contractors or directors beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee, contractor, director or their beneficiaries).

(j)          To the Knowledge of Cordia, (i) no fiduciary of any Plan maintained by any of the Cordia Companies has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investments of the assets of any such Plan, (ii) all participant disclosures and elective opportunities required by ERISA, HIPAA, the Code, or other federal or state law, have been timely and fully distributed or made available in a form complying with such laws, and the Cordia Companies have properly documented, maintained, and will retain all records of such compliance, and (iii) the Cordia Companies have properly documented, maintained, and will retain all records of contracts and arrangements with persons and entities providing services to any Plan.

(k)          For purposes of the Employment Contracts and Plans, each Person has been properly classified and treated as an employee or independent contractor for all applicable purposes.

(l)          (i) Since January 1, 2005, each Employment Contract and Plan that is a “deferred compensation plan” within the meaning of Code Section 409A, including each award thereunder, has been operated since its date of inception in good faith compliance in all material respects with the application provisions of Code Section 409A and all regulations and guidance issued thereunder (collectively, "Section 409A") and, since December 31, 2008, has been in documentary compliance with the applicable provisions of Section 409A; (ii) none of the Cordia Companies have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A or have any indemnity or gross-up obligation for any Taxes, interest or penalty imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Employment Contract or Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Employment Contract or Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Plan to Section 409A.

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(m)          To the Knowledge of Cordia, no payments or benefits provided for in any of the Employment Contracts or Plans to be or become payable or provided to any officer or employee of any of the Cordia Companies as a result of or following the Merger is or will be prohibited by any Regulatory Authority or pursuant to any applicable law or regulation, including the Federal Deposit Insurance Act or any regulation promulgated thereunder.

3.28.       Insurance.  Cordia has Previously Disclosed to FCB a listing of all blanket bond and liability, property and casualty, workers' compensation and employer liability, life, directors' and officers' liability, errors and omissions, or other insurance policies in effect as of the date of this Agreement which are maintained by or insures any of the Cordia Companies (the "Policies") and the coverage amounts of each Policy. The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as the Cordia Companies are required by applicable law or regulation to maintain; and, in the reasonable opinion of management of Cordia, the insurance coverage provided under the Policies is reasonable and adequate in all respects for the respective Cordia Companies. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws), and is underwritten by an insurer qualified to issue those policies in Virginia. The Cordia Companies have complied in all material respects with requirements (including the giving of required notices) under each Policy in order to preserve all material rights thereunder with respect to all matters. None of the Cordia Companies are in default under the provisions of, and none of them have received written notice of cancellation or nonrenewal of or any premium increase on, or failed to pay any premium on, any Policy, and there has not been any material inaccuracy in any application for any Policy which would give the insurer a valid defense against paying a claim under that Policy. There are no pending claims with respect to any Policy, and, to the Knowledge of Cordia, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

3.29.       Insurance of Deposits.  All deposits of BOV are insured by the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from BOV to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of Cordia, are contemplated by the FDIC or otherwise to terminate such insurance.

3.30.       Indemnification Obligations. Except to the extent provided by their respective Articles of Incorporation or Bylaws in effect on the date of this Agreement or in a contract or agreement Previously Disclosed to FCB, or as otherwise required by applicable law, none of the Cordia Companies have any obligation to indemnify or hold harmless any of their current or former directors, officers, employees or stockholders or any other Person, against or from any costs or expenses (including attorneys’ fees), judgments, fines, civil penalties, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. No claim, demand or request for payment of indemnification has been made in writing or, to the Knowledge of Cordia, is contemplated or threatened, against or with respect to any of the Cordia Companies, and no facts or circumstances exist which are reasonably likely to result in such.

3.31.       Agreements Not to Compete. None of the Cordia Companies are bound by any agreement or undertaking not to compete with any other Person in any geographic area or with respect to the sale of any product or service or otherwise, nor any contractual restriction of any kind on the operations, products, services, or territory of any of the Cordia Companies or on their solicitation of customers or hiring of employees.

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3.32.       Compliance with Stock Purchase Agreement and Related Agreements.

(a)          Cordia and BOV each has complied in all material respects with its covenants, agreements and obligations under that certain Stock Purchase Agreement dated as of March 1, 2016, between them and Jack C. Zoeller. BOV has complied in all material respects with its covenants, agreements and obligations under that certain Transaction Services Agreement, and that certain Loan Program Agreement, each dated as of March 1, 2016, between it and Purefy, Inc. BOV and Cordia each has complied in all material respects with its covenants, agreements, duties, responsibilities and obligations under that certain Trademark License Agreement dated as of March 1, 2016, between them and Purefy, Inc.

(b)           Each of Cordia's and BOV's respective representations and warranties contained in the foregoing four agreements were true and correct in all material respects as of the dates of those agreements, and Cordia and BOV have no remaining or continuing obligations or liabilities, contingent or otherwise, to any Person with respect to any of assets, or under any contracts or agreements, transferred and assigned by them to Purefy, Inc. prior to the dates of or in connection with the transactions described in the above four agreements.

(c)          Cordia and BOV have implemented controls and procedures reasonably designed to insure, and they actively monitor, compliance by them and Purefy, Inc., with their respective covenants, agreements, duties, responsibilities and obligations under the Loan Program Agreement described above, including Purefy, Inc.'s compliance with program guidelines specified by BOV as described in that agreement.

3.33       Sandler Fairness Opinion. Cordia's Board of Directors has received from Sandler a written opinion, in a form reasonably satisfactory to Cordia, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Cordia Common Stock.

3.34.       Bank Secrecy Act; Patriot Act; Money Laundering. Each of the Cordia Companies is operating in compliance in all material respects with the Bank Secrecy Act of 1970, as amended, and its implementing regulations (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the US Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering law. The Board of Directors of BOV has adopted and BOV has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the Patriot Act, and none of the Cordia Companies has received any written notice or communication from any Regulatory Authority to the effect that such program has been deemed ineffective, inadequate or noncompliant or that any of the Cordia Companies have violated any of the above laws or regulations in any material respect.

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3.35.       CRA and Lending Compliance. None of the Cordia Companies has received any written notice or communication from any Regulatory Authority to the effect that BOV has not complied with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder ("CRA") or any "fair lending," equal credit opportunity, or other consumer protection laws or regulations applicable to BOV's lending activities. BOV's most recent examination rating under the CRA was “satisfactory” and, to the Knowledge of Cordia, there is no fact or circumstance, or set of facts or circumstances, which would be reasonably likely to cause BOV to receive any notice of non-compliance with CRA or the other laws or regulations described above, or to cause its CRA rating to decrease below the “satisfactory” level.

3.36.       Obstacles to Regulatory Approval. To the Knowledge of Cordia, as of the date of this Agreement, there exists no fact or condition (including BOV's record of compliance with the CRA) pertaining to any of the Cordia Companies or their business or operations that may reasonably be expected to prevent or materially impede or delay Cordia or FCB from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement.

Article IV.

Representations and Warranties of FCB

Except as otherwise specifically described in this Agreement or as Previously Disclosed to Cordia, FCB hereby makes the following representations and warranties to Cordia.

4.01.       Organization; Standing; Power.

(a)          FCB is duly organized and incorporated, validly existing and in good standing as a bank under the laws of North Carolina;

(b)          Merger Subsidiary is duly organized and incorporated, validly existing and in good standing as a corporation under the laws of North Carolina; and

(c)          FCB and Merger Subsidiary each has all requisite power and authority (corporate and other) to own its properties and conduct its business as it now is being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns, leases or otherwise operates properties of a character, or it transacts business of a nature, that makes such qualification necessary, except where failure to qualify in a particular jurisdiction cannot reasonably be expected to cause FCB to be unable to consummate the Merger.

4.02.       Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the Executive Committee of FCB's Board of Directors and the Board of Directors of Merger Subsidiary and has been executed and delivered on FCB's and Merger Sub's behalf by their officers thereunto duly authorized. Subject only to receipt of required approvals of Regulatory Authorities, (a) FCB and Merger Sub each has the corporate power and authority to execute and deliver this Agreement and to perform its respective obligations and agreements and carry out the transactions described herein, (b)  all corporate proceedings required to be taken to authorize FCB and Merger Sub to enter into this Agreement and to perform its respective obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (c) this Agreement constitutes the valid and binding agreement of each of FCB and Merger Sub, respectively, and is enforceable in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

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4.03.      Validity of Transactions; Absence of Required Consents or Waivers.  Subject to receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FCB and Merger Sub with any of their respective obligations or agreements contained herein, will conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB's or Merger Sub's respective Articles of Incorporation or Bylaws, or, except where the same could not reasonably be expected to cause FCB or Merger Sub to be unable to consummate the Merger, (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any material contract, agreement, lease, mortgage, note, bond, indenture, license or obligation or understanding (oral or written) to which either of them is bound or by which either of them, or its businesses, capital stock, properties or assets may be affected, (b) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of FCB's or Merger Sub's properties or assets, (c) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, or (d) result in the acceleration of any material obligation or indebtedness of FCB or Merger Sub.

No consents, approvals or waivers are required to be obtained from any Person in connection with FCB's and Merger Sub's execution and delivery of this Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities.

4.04.       Insurance of Deposits.  All deposits of FCB are insured by the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from FCB to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of FCB, are contemplated by the FDIC or otherwise to terminate such insurance.

4.05.      Financing. FCB has sufficient cash reserves, or has access to sufficient cash, with which to pay the Aggregate Merger Consideration described herein without the need for any additional capital or cash from an outside source.

4.06       Litigation. There are no actions, suits, arbitrations, controversies or other proceedings or investigations or, to the Knowledge of FCB, any facts or circumstances which reasonably could be expected to result in such, including any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Knowledge of FCB, threatened against FCB that can reasonably be expected to cause FCB to be unable to consummate the Merger.

4.07       Consolidated Financial Statements. The audited financial statements of BancShares included in BancShares’ Annual Report on Form 10-K for the year ended December 31, 2015 and the unaudited financial statements of BancShares for the three months ended March 31, 2016 included in BancShares’ Quarterly Report on Form 10-Q, each as filed by Bancshares with the SEC, (i) comply as to form in all material respects with the applicable published rules and regulations of Regulatory Authorities with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as indicated in such statements or in the notes thereto, (iii) have been prepared from and are in accordance with BancShares’ and FCB’s books and records, and (iv) present fairly in all material respects BancShares’ consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein (except to the extent that the unaudited financial statements for the three months ended March 31, 2016 are subject to normal and recurring year-end adjustments that are not expected to be material in amount or effect, except as indicated in such interim financial statements or notes thereto). BancShares’ audited financial statements for the year ended December 31, 2015 have been audited by Dixon Hughes Goodman LLP, which serves as BancShares’ independent registered public accounting firm, as evidenced by that firm's reports included therein.

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4.08.       Bank Secrecy Act; Patriot Act; Money Laundering. FCB is operating in compliance in all material respects with the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the US Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. The Board of Directors of FCB has adopted and FCB has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the Patriot Act, and FCB has not received any written notice or communication from any Regulatory Authority to the effect that such program has been deemed ineffective, inadequate or noncompliant or that either of them have violated any of the above laws or regulations in any material respect.

4.09.       CRA and Lending Compliance. FCB has not received any written notice or communication from any Regulatory Authority to the effect that it has not complied with the applicable provisions of CRA or any "fair lending," equal credit opportunity, or other consumer protection laws or regulations applicable to FCB's lending activities. FCB's most recent final examination rating under CRA was “satisfactory” and, to the Knowledge of FCB, there is no fact or circumstance, or set of facts or circumstances, which would be reasonably likely to cause it to receive any notice of non-compliance with CRA or the other laws or regulations described above, or to cause its CRA rating to decrease below the “satisfactory” level.

4.10.       Obstacles to Regulatory Approval. To the Knowledge of FCB, as of the date of this Agreement no fact or condition pertaining to FCB or its business or operations exists that may reasonably be expected to prevent or materially impede or delay FCB from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement.

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Article V.

Covenants of Cordia and BOV

Cordia and BOV each covenants and agrees with FCB as described in the following paragraphs.

5.01.       Affirmative Covenants.

(a)          Cordia Stockholders' Meeting. Cordia shall cause a meeting of its stockholders (the "Cordia Stockholders' Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by the holders of Cordia Common Stock on the approval of this Agreement and any other matter required by applicable law and regulations to be voted on by stockholders in conjunction with the transactions described herein. In connection with the call and conduct of, and all other matters relating to, the Cordia Stockholders' Meeting (including the solicitation of appointments of proxies), Cordia will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws. Cordia agrees to use Commercially Reasonable Efforts to hold the Cordia Stockholders' Meeting on or before August 15, 2016.

(b)          Cordia Proxy Statement. Cordia will solicit appointments of proxies from the holders of Cordia Common Stock for use at the Cordia Stockholders' Meeting and, in connection with that solicitation, will (i) prepare and distribute to all its stockholders proxy solicitation materials (a "Proxy Statement") that, in all material respects, shall be in such form, and contain or be accompanied by such information regarding the Cordia Stockholders' Meeting, this Agreement, the parties hereto, the Merger and other matters described herein, as is required by all applicable laws, rules and regulations, including 1934 Act and rules and regulations of the SEC thereunder (including without limitation Regulation 14A), and otherwise that a reasonable stockholder of Cordia would consider material in connection with the meeting. Cordia will provide a copy of the proposed Proxy Statement in preliminary form to FCB for its review and comment prior to its being filed with the SEC, and it will provide a final copy to FCB for its review and comment prior to its being printed and distributed to Cordia's stockholders.

Cordia will mail the Proxy Statement to its stockholders on a date mutually agreed upon by Cordia and FCB, but in no event less than 30 days prior to the scheduled date of the Cordia Stockholders' Meeting; provided, however, that no such materials shall be mailed to Cordia's stockholders unless and until the Proxy Statement shall have been filed by Cordia with the SEC, the review period applicable thereto shall have expired, and Cordia shall have satisfactorily responded to and complied with any comments of the SEC thereon. Cordia will promptly provide to FCB copies of all comments and correspondence received by it or its agents from the SEC with respect to the Proxy Statement, together with copies of Cordia's responses thereto.

(c)          Efforts to Obtain Approval; Board Recommendation. Cordia will engage a professional proxy solicitor to assist it in soliciting proxies from its stockholders and obtaining the vote of stockholders at the Cordia Stockholders' Meeting necessary under Virginia law and its Articles of Incorporation to approve this Agreement, the Merger and the Plan of Merger.

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Cordia and BOV and their respective directors will in good faith promote the Merger to Cordia's stockholders, encourage them to vote or authorize the proxies designated by Cordia to vote for approval of this Agreement and the Merger, and use its and their Commercially Reasonable Efforts to obtain the approval of Cordia's stockholders required under applicable law in order to consummate the Merger. Cordia's Board of Directors will recommend that Cordia's stockholders vote their shares of Cordia Common Stock at the Cordia Stockholders' Meeting in favor of approval of this Agreement, and the Proxy Statement distributed to Cordia's stockholders in connection with the Cordia Stockholders' Meeting will state that Cordia's Board of Directors considers the Merger to be advisable and in the best interests of Cordia and its stockholders and that the Board of Directors recommends that holders of Cordia Common Stock vote for approval of this Agreement.

Notwithstanding the foregoing, if Cordia's Board of Directors reasonably believes in good faith, after consultation with and receipt of the advice of its outside legal counsel and financial advisers, that such a recommendation would violate the directors' duties or obligations as such to Cordia or to its stockholders under applicable law as a result of Cordia's receipt of a "Superior Proposal" (as that term is defined in Paragraph 9.02(b)(v) below), then the Board of Directors may (i) withdraw, qualify or revise its recommendation and submit the Agreement to stockholders at the Cordia Stockholders' Meeting without recommendation and, to the extent required by law, communicate the basis for its lack of a recommendation to the stockholders in the Proxy Statement or any appropriate amendment or supplement thereto (subject, however, to FCB's rights under Paragraph 9.02(a)), or (ii) following a termination of this Agreement by Cordia in the manner provided in Paragraph 9.02(b)(v), the Board of Directors may withdraw its recommendation and not submit this Agreement and the Merger to a vote of Cordia's stockholders.

(d)          Conduct of Business Prior to Effective Time. The parties agree that the operation of the Cordia Companies until the Effective Time is the responsibility of the respective Boards of Directors and officers of the Cordia Companies. However, in connection with such operations, Cordia and BOV each agrees that, following the date of this Agreement and to and including the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by FCB's Chief Financial Officer or Chief Accounting Officer, Cordia and BOV each will, and will cause each of the other Cordia Companies to, carry on its business in and only in the regular and usual course in all material respects in substantially the same manner as such business heretofore was conducted, and, to the extent consistent in all material respects with such business and within its ability to do so, Cordia and BOV each agrees that it will, and will cause each of the other Cordia Companies to, use Commercially Reasonable Efforts to:

(i)          preserve intact its present business organization, and preserve its relationships with customers, depositors, borrowers, employees, creditors, correspondents, suppliers and others having business relationships with it;

(ii)         maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii)        maintain its books of account and records in the usual, regular and ordinary manner in accordance with applicable law and regulations and sound business practices applied on a consistent basis;

(iv)        perform its agreements and comply with its obligations under all contracts and agreements to which it is a party, and give prompt written notice to FCB of any written claim or receipt of written notice from any other party thereto of any alleged default or noncompliance thereunder by any of the Cordia Companies;

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(v)         comply in all material respects with all laws, rules and regulations applicable to it, to its properties, assets or employees, and to the conduct of its business;

(vi)        not change its existing Loan underwriting practices, procedures, guidelines or policies in any material respect except as may be required by law or Regulatory Authorities or as otherwise provided in this Agreement;

(vii)       continue to maintain federal deposit insurance for BOV's deposits as described in Paragraph 3.29;

(viii)      continue to maintain in force the Policies described in Paragraph 3.28 and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified; and

(ix)         promptly notify FCB of any actual or, to the Knowledge of Cordia, threatened claim or litigation by or against any of them, any of their respective officers or directors in their capacities as such, or any other Person whom any of the Cordia Companies is obligated to indemnify, or any claim against any of the Cordia Companies for indemnification under their Articles of Incorporation or Bylaws or any other agreement or arrangement, together with a description of the circumstances surrounding any such actual or threatened claim or litigation, its then-present status and management's evaluation of such claim or litigation.

(e)          Periodic Financial and Other Information. Following the date of this Agreement and from time to time as indicated below, to and including the Effective Time, Cordia and BOV will, within two business days following each meeting of the Board of Directors. or of the executive committee of the Board of Directors, of either Cordia or BOV, deliver to FCB a copy of all written materials provided to their directors at or in advance of such Board meeting, including copies of all information and analyses provided to directors regarding their respective financial conditions, results of operations, capital, liquidity, credit metrics and operations, and including meeting minutes (following their approval by the Board of Directors) and credit memoranda; provided, however, that Cordia and BOV shall not be obligated to provide to FCB copies of any such materials pertaining to FCB or the transactions contemplated by this Agreement. In the event that their Boards of Directors do not meet during a month, then Cordia and BOV will provide comparable information to FCB within ten days following the end of that month.

Except to the extent that substantially the same information is included in the information provided to their directors and delivered to FCB as provided above, Cordia and BOV also will provide the following information at the same time information is provided pursuant to the preceding paragraph:

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(i)          a copy of Cordia's unaudited year-to-date consolidated income statement and an unaudited consolidated statement of condition, each as of that month-end;

(ii)         a copy of the report titled "Monthly Securities Portfolio Report" received from the FTN investment system for that month showing, at a minimum, each security held by the Cordia Companies at month-end, the CUSIP number, book value and month-end value (whether market or economic, depending on the type of security, as routinely presented by FTN in its monthly reports) of, and unrealized gain or loss related to, each such security, and all securities purchased and sold, and gains and losses realized, during that month;

(iii)        a copy of: (A) interest rate risk reports, and (B) Cordia's and BOV's management's analysis of (1) their contingency funding plan and (2) quarterly liquidity;

(iv)        (A) a listing of the aggregate dollar volume and number of Loans and Loan commitments made or issued by BOV during that month, and (B) Cordia's and BOV's management's analysis of their Loan Loss Reserves;

(v)         lists of:

(A)         Loans that are past due as to principal or interest for more than 30 days;

(B)         Loans in nonaccrual status;

(C)         any new restructured Loans, including original terms, restructured terms and status;

(D)         classified, potential problem or "watch list" Loans, together with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such Loan;

(E)         all Loans and other losses charged off during that month;

(F)         additions during the applicable month to foreclosed real property or other real estate owned and all repossessed personal property; and

(vi)        lists of:

(A)         Loans held for sale, together with an aging schedule indicating the number of days each Loan has been held for sale;

(B)         Sold Loans sold during the month, broken down by investor;

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(C)         Sold Loans that have been repurchased from investors or other purchasers during the month;

(vii)       promptly following FCB's request, provide to FCB copies of such other information and/or reports about the Cordia Companies' financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations as Cordia has historically collected or produced in the ordinary course of its business and as FCB reasonably shall request from time to time.

(f)          Termination of Plans; Termination of Cordia Stock Options. Following the date of this Agreement, Cordia and BOV shall take, or cause to be taken, such actions as shall be necessary to:

(i)          terminate the Cordia 401(k) Plan in accordance with its terms and applicable law and regulations, effective immediately prior to the Effective Time;

(ii)         at the direction of FCB, terminate, in accordance with their respective terms and applicable law and regulation, all medical, dental, health, disability and life insurance plans, and all other employee benefit plans, maintained by any of the Cordia Companies for the benefit of any of their current or former officers, employees, contractors or directors or any of their beneficiaries, effective immediately prior to the Effective Time;

(iii)        to cause the Compensation Committee of its Board of Directors, or such other committee as administers the Cordia Stock Plans, to terminate, effective at the Effective Time, all outstanding Cordia Stock Options to the extent that they shall not have been exercised prior to the Effective Time; and

(iv)        immediately prior to the Effective Time, file amendments with the SEC to any Registration Statements on Form S-8 and S-3 previously filed under the Securities Act of 1933 (including without limitation Registration Statement Numbers 333-197263, 333-197260, 333-192340 and 333-188301) or other submissions as shall be necessary to terminate the registration of all, or withdraw the Registration Statement pertaining to, shares of Cordia Common Stock that remain unissued pursuant to those Registration Statements.

(g)          Management Liability Insurance. Prior to the Effective Time, Cordia and BOV shall purchase extended reporting coverage with respect to their management liability insurance coverages (including under their directors' and officers' liability and errors and omissions liability insurance policies), effective at the Effective Time, for a term of six years following the Effective Time,, and in the same amounts of coverage as are provided by their then current policies, provided, however, that the total costs of such extended reporting coverage shall not exceed an aggregate amount equal to 300% of Cordia's and BOV's 2016 annual premiums for such insurance coverages without FCB's prior written approval.

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(h)          Accruals for Expenses and Other Accounting Matters. Cordia and BOV will make such appropriate accounting entries in their books and records and take such other actions as FCB deems to be required by GAAP, or which FCB otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of completion of the Merger and which are not in violation of GAAP or applicable law, including additional provisions to BOV's Loan Loss Reserve or accruals or the creation of reserves for compensation, employee benefit and transaction-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) except as otherwise agreed to by Cordia and FCB, Cordia and BOV shall not be required to make any such accounting entries until immediately prior to the Closing Date and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and (ii) any such accounting entries made by Cordia or BOV at the direction of FCB and related to FCB's own accounting purposes or convenience (as opposed to entries relating to events, developments, changes or circumstances in Cordia's or BOV's business or operations that are, or should be, made by them under GAAP or otherwise in the normal course of their business) may not, in and of themselves, either individually or in the aggregate with all other such entries, be used to evidence a Cordia Material Change.

(i)          Loan Loss Reserve and Loan Charge-Offs.  Following the date of this Agreement, and prior to the Closing Date, Cordia and BOV will make such appropriate accounting entries in their books and records and take such other actions as are necessary or appropriate to:

(i)          charge-off any Loans on BOV's books, or any portions thereof, that they consider to be losses, or that should or are required to be charged off pursuant to applicable banking regulations, GAAP, or otherwise in accordance with their Loan administration and charge-off policies and procedures; and

(ii)         maintain BOV's Loan Loss Reserve in a manner, and provide funds to BOV's Loan Loss Reserve in amounts, consistent with their past practices and as required by applicable banking regulations, GAAP, and BOV's Loan policies and procedures.

(j)          Consents to Assignment of Contracts and Leases; Estoppel Certificates.  With respect to each Material Contract to which any of the Cordia Companies is a party (including each of the Lease Agreements) and with respect to which FCB provides Cordia written notice after the date hereof of FCB's reasonable belief that such Material Contract requires the consent of any other contracting party in connection with or as a result of the Merger or other transactions contemplated herein and/or with respect to which FCB desires to receive an estoppel certificate from the other contracting party, Cordia and BOV will use their Commercially Reasonable Efforts to obtain and deliver to FCB, prior to the Closing Date, the written consent and/or estoppel certificate of that other party in a form and containing such terms as shall be reasonably satisfactory to FCB.

(k)          Access.  Cordia and BOV each agrees that, following the date of this Agreement and to and including the Effective Time, and subject to applicable laws and contractual requirements governing the exchange of IIPI or other information and assertions of attorney-client or attorney work product privileges, it will provide FCB and its employees, accountants, legal counsel, environmental or other consultants, or other representatives and agents access to all books, records, files (including credit files and Loan and Sold Loans documentation and records) and other information (whether maintained electronically or otherwise) of each of the Cordia Companies, and to all their properties and facilities, employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as FCB shall reasonably consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of the Cordia Companies, and preparing for consummation of the Merger and the combining of the operations and employees of FCB, Cordia and BOV, including for purposes of determining the accuracy of Cordia's and BOV's representations and warranties in this Agreement and their compliance with their covenants in this Agreement, performing the Property Examination and Environmental Survey, and for any other reason. Any investigations or reviews conducted by or on behalf of FCB as described above shall be performed in such a manner as will not interfere unreasonably with Cordia's and BOV's normal operations or with Cordia's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties, each acting reasonably.

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(l)          Pricing of Deposits and Loans. Following the date of this Agreement and to and including the Effective Time, and except as otherwise provided in this Agreement, Cordia and BOV will make pricing decisions with respect to deposit accounts and Loans in a manner consistent with their past practices based on competition and prevailing market rates in their banking markets.

(m)          Preparations for Conversion. Following the date of this Agreement and to and including the Effective Time, Cordia and BOV will cooperate with FCB and take such actions as FCB shall reasonably request in order to prepare for and permit the conversion of BOV's banking operations, customer accounts and data, and data systems to FCB's systems as promptly as possible following the Merger; provided, however, that Cordia shall not be required to take actions that would, in the reasonable judgment of Cordia's management, prevent management of Cordia and BOV from conducting their ongoing banking operations before the Effective Time.

(n)          Notice of Exercise of Appraisal Rights. Following the date of this Agreement and to and including the Effective Time, Cordia will, within three business days, notify FCB in writing of and provide to it such further information as it shall reasonably request regarding (i) any notice received by Cordia regarding any stockholder’s intent to exercise Appraisal Rights, or (ii) any written notice or communication received by Cordia from any stockholder regarding the stockholder’s opposition to or intent to vote against the Merger. Unless required by applicable law, Cordia will not, except with the prior written consent of FCB (which consent shall not be unreasonably withheld), make any payment to any stockholder who exercises Appraisal Rights or offer to settle or settle any such demands.

(o)          Termination of Cordia Stock Options. In the case of each outstanding Cordia Stock Option that will be cancelled and converted into the right to receive a cash payment as provided in Paragraph 2.04(f) above, prior to the Closing Cordia will use its Commercially Reasonable Efforts to obtain from each holder of a Cordia Stock Option a written acknowledgment, in a form reasonably satisfactory to FCB, to the effect that his or her option will be cancelled in return for the right to such cash payment. Each such written acknowledgement so obtained shall be delivered to FCB prior to the Closing.

(p)          Approval, Execution and Delivery of Subsequent Transaction Documents. Following the date of this Agreement, and promptly following FCB's request, Cordia and BOV shall obtain, and provide to FCB evidence of, the approvals of their respective boards of directors of, and shall execute and deliver to FCB, such transaction documents (including agreements and plans of combination and merger) as FCB shall deem necessary or appropriate in order to effect one or more transactions to combine Cordia and BOV with FCB following the Effective Time (the "Subsequent Transactions"). The Subsequent Transactions shall be structured in such a manner, and the approvals and related transaction documents, shall be in such form, as FCB shall specify, and the approvals and transaction documents shall include any such approvals and documents as are required to be included with applications for the approval of the Subsequent Transactions by Regulatory Authorities; provided, however, that completion of the Subsequent Transactions provided for in those transaction documents in each case shall be conditioned upon completion of the Merger.

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(q)          Further Action; Instruments of Transfer. Cordia and BOV each will (i) take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described in or contemplated by this Agreement at the earliest practicable date, (ii) perform all acts and execute and deliver to FCB all documents or instruments required of it herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and (iii) cooperate with FCB in carrying out, and pursuing the completion of, such transactions.

5.02.       Negative Covenants.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or any Regulatory Authority, following the date of this Agreement, and to and including the Effective Time, without the prior written consent and authorization of FCB's Chief Financial Officer or Chief Accounting Officer:

(a)          Amendments to Articles of Incorporation or Bylaws. None of the Cordia Companies will amend their Articles of Incorporation or Bylaws.

(b)          Change in Capitalization.  None of the Cordia Companies will make any change in their authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine, subdivide or split any shares of their capital stock or other securities.

(c)          Sale or Issuance of Capital Stock, Equity Interests or Other Securities. With the exception of Cordia's (i) issuance and sale of up to an aggregate of not more than 124,686 shares of Cordia Voting Common Stock upon the exercise of Cordia Stock Options granted prior to and outstanding on the date of this Agreement, and the lifting of restrictions on up to an aggregate of not more than 394,125 shares of Cordia Voting Common Stock upon the vesting of shares under Cordia Stock Purchase Agreements, in each case in accordance with the terms thereof, (ii) the issuance of up to an aggregate of not more than 1,400,437 shares of Cordia Voting Common Stock upon the conversion of shares of Cordia Nonvoting Common Stock outstanding on the date of this Agreement in accordance with the terms of that stock as provided in Cordia's Second Amended and Restated Articles of Incorporation, and (iii) the issuance of up to an aggregate of not more than 3,300 shares of Cordia Voting Common Stock pursuant to the terms of that certain letter agreement dated August 3, 2015, between BOV and Ottis Rutley ("Ed") Barham, none of the Cordia Companies will sell or issue any additional shares of capital stock or other securities of or equity interests in such company, including any capital notes, debentures or other debt securities or any securities convertible into capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

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(d)          Purchase or Redemption of Capital Stock or Other Securities. With the exception of the retirement of up to an aggregate of not more than the 1,400,437 shares of Cordia Nonvoting Common Stock outstanding on the date of this Agreement upon the conversion of those shares into shares of Cordia Voting Common Stock in accordance with the terms of that stock as provided in Cordia's Second Amended and Restated Articles of Incorporation, none of the Cordia Companies will purchase, redeem, retire or otherwise acquire any shares of their capital stock or other securities of or equity interests in such company, including any capital notes, debentures or other debt securities or any securities convertible into capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

(e)          Options, Warrants and Rights.  None of the Cordia Companies will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the sale, purchase, redemption or conversion of shares of their capital stock or any other securities of or equity interests in such company, or enter into any agreement or understanding with respect to any such action. Specifically, and without limiting the generality of the preceding sentence, Cordia will not grant any further stock options or other share-based awards (including any restricted stock, performance shares or stock appreciation rights) under the Cordia Stock Plans or otherwise.

(f)          Dividends and Distributions.  Cordia will not declare or pay any dividends on the outstanding shares of Cordia Common Stock, whether in cash or in additional shares of capital stock or other securities, or make any other distributions on or in respect of any shares of its capital stock or otherwise to its stockholders.

(g)          Employment, Benefit or Retirement Agreements or Plans.  Except as required by law or this Agreement, none of the Cordia Companies will (i) enter into, become bound by, amend or modify any oral or written contract, agreement, commitment or other arrangement for the employment, retention, compensation or indemnification of any current or former director, officer, employee or consultant which is not immediately terminable by it or them without cost or other liability on no more than 30 days' notice; (ii) adopt, enter into, or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, deferred compensation, retirement, severance, insurance (including hospitalization, life or other, except for renewals of existing group employee insurance policies in the ordinary course of their business), paid leave (including sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its or their current or former directors, officers, employees or consultants, or amend any such existing contract, agreement, commitment, understanding, plan or arrangement; or (iii) enter into, become bound by or amend any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(h)          Increase in or Payment of Certain Compensation.  None of the Cordia Companies will increase the compensation or benefits of, or pay any bonus, severance or other special or additional compensation to, any of its or their current or former directors, officers, employees or consultants; provided, however, that notwithstanding anything contained herein to the contrary, prior to the Effective Time BOV may review and make routine merit increases in the salaries of its employees, and award cash bonuses to selected employees, provided that the times and amounts of those reviews, salary increases and cash bonuses, and the selection of employees to whom cash bonuses will be awarded, are consistent with BOV's past practices with respect to salary increases and cash bonuses and its salary administration and review policies and procedures in effect prior to January 1, 2016; and, provided further, in no event shall the aggregate amount of cash bonuses paid by the Cordia Companies following the date of this Agreement to all employees exceed $50,000.

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(i)          Compensatory Agreements. Except as required by this Agreement, none of the Cordia Companies will make or agree to any amendment to or modification of any Employment Contract or Plan.

(j)          Accounting and Tax Practices; Independent Accountants.  None of the Cordia Companies will make any changes in their accounting or tax methods, policies, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied except as required by GAAP or applicable law or regulations or as recommended by its independent public accountants, and Cordia will not change its independent public accountants.

(k)          Acquisitions; Additional Branch Offices. None of the Cordia Companies will, directly or indirectly (i) acquire (whether by merger or otherwise) any other Person or any branch office or all or any significant part of the assets of any other Person, other than in connection with the foreclosure or other enforcement of a lien held to secure a Loan, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(l)          Changes in Business Practices.  Except as shall be required by their respective Regulatory Authorities, or otherwise by applicable law, regulation or this Agreement, none of the Cordia Companies will change in any material respect (i) their current business practices, the nature of their businesses, or the manner in which they conduct their businesses, or discontinue any material portion or line of their businesses, (ii) their current lending and Loan administration practices, guidelines, policies and procedures, or (iii) their current deposit, overdraft or asset-liability management policies and procedures (including any changes in the pricing of or interest rates paid on deposits), or take any actions designed to materially increase or decrease the aggregate level of their deposits, or any category of their deposits, as of the date of this Agreement, other than changes that are consistent with their asset-liability management policies and based on competition, market rates or changes in applicable law.

(m)          Exclusive Agreement.

(i)          None of the Cordia Companies, nor any of their respective directors (individually or acting as members of Cordia's or BOV's Board of Directors), officers, employees, advisers or other representatives will, directly, or indirectly through any Person, (A) initiate, solicit, facilitate or encourage the initiation or procurement of, or take any action, including by way of furnishing information, to facilitate the initiation or procurement of, any Acquisition Proposal (as defined below) or to generate inquiries, discussions or negotiations with respect to the making of any Acquisition Proposal, (B) continue or otherwise participate in any discussions or negotiations with, furnish or disclose any information relating to any of the Cordia Companies to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is contemplating or seeking to make, or has made, an Acquisition Proposal, (C) terminate any provision of any confidentiality or standstill agreement relating to or entered into in connection with any Acquisition Proposal, (D) except to the extent required by law, disclose to any Person who could reasonably be perceived as a possible source of an Acquisition Proposal any information not customarily disclosed to the public concerning any of the Cordia Companies or their businesses, or afford to any such Person access to the properties, facilities, books or records of any of the Cordia Companies not ordinarily afforded to members of the public generally, (E) approve, endorse or recommend, enter into or become bound by, or otherwise take or agree to any action in furtherance of, any Acquisition Agreement, or (F) authorize, permit or direct any other Person to represent it or them in connection with, or to take on its or their behalf, any action described above, or cooperate with any other Person in connection with any such action.

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"Acquisition Proposal" means any inquiry, proposal or offer by any Person with respect to: (A) any merger, consolidation, share exchange, business combination, or similar transaction involving Cordia or BOV (other than the transactions described in this Agreement); (B) any sale, lease (as lessor), exchange, mortgage, pledge, transfer or other disposition of any branch office of BOV or of twenty-five (25%) or more of Cordia's consolidated assets to any other Person in a single transaction or series of related transactions; (C) any tender offer or exchange offer for twenty-five (25%) or more of the outstanding shares of Cordia's or BOV's capital stock; or (D) the making of any public announcement in connection with any of the above.

"Acquisition Agreement" means any letter of intent, agreement in principle, definitive agreement or similar agreement, in any case in writing, that relates to or provides for any transaction that is described in or contemplated by the term Acquisition Proposal, as defined above.

(ii)         Notwithstanding the foregoing, if at any time after the date hereof, but before approval of this Agreement by Cordia's stockholders, (A) any of the Cordia Companies receives an unsolicited written Acquisition Proposal that Cordia's Board of Directors believes in good faith to be bona fide, (B) such Acquisition Proposal was not the result of or received following a violation of this Paragraph 5.02(m), (C) Cordia's Board of Directors determines in good faith, and after consultation with its outside legal counsel and financial adviser, that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Paragraph 9.02(b)(v) below), and (D) Cordia's Board of Directors determines in good faith, and after consultation with its outside legal counsel, that the failure to take the actions referred to in clauses (x) and or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Cordia may (and may authorize BOV and its representatives to) (x) furnish nonpublic information regarding the Cordia Companies to the Person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Cordia than, those contained in Paragraph 7.04 of this Agreement; provided, however, that any nonpublic information provided to any such Person shall have been previously provided to FCB or shall be provided to FCB before or concurrently with the time it is provided to such Person; and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal.

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(iii)        Cordia and BOV will promptly, and in any event by 5:00 p.m. on the next business day, notify FCB in writing of (A) the receipt of any Acquisition Proposal, (B) any material modification of or amendment to any Acquisition Proposal, (C) any request for nonpublic information relating to any of the Cordia Companies, or for access to their properties, books or records, by any Person that has made, or that informs any of the Cordia Companies or their respective Boards of Directors or representatives that such Person is considering making, an Acquisition Proposal, or (D) their entry into discussions or negotiations concerning any Acquisition Proposal in accordance with Paragraph 5.02(m)(ii) above, which notification shall describe the Acquisition Proposal, amendment, modification or request, identify the Person making such Acquisition Proposal, amendment, modification or request or with which Cordia has entered into discussions or negotiations, and the material terms of the Acquisition Proposal, amendment, modification or request. Cordia shall keep FCB fully informed, on a prompt basis, of any material changes in the status of and any material changes or modifications in the terms of any such Acquisition Proposal.

(n)          Acquisition or Disposition of Assets; Purchase of Services.  None of the Cordia Companies will:

(i)          sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any Cordia Real Property in any amount, other than the sale in arms'-length transactions of Cordia Real Property acquired by BOV in connection with the foreclosure in the ordinary course of its business of a deed of trust, mortgage or other security instrument that secures a Loan or a deed-in-lieu thereof;

(ii)         except as provided below, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset having a book value or a fair market value, whichever is greater, of more than $50,000 in the case of any individual item or asset, or $100,000 in the aggregate for all such items or assets, other than the sale in arms'-length transactions of equipment or other fixed assets acquired in the ordinary course of BOV's business in connection with enforcement of a lien or security interest that secured a Loan;

(iii)        purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount, other than (A) real property that is the subject of a deed of trust, mortgage or other security instrument securing a Loan that is being foreclosed upon in the ordinary course of BOV's business or that is acquired by BOV by deed-in-lieu of such a foreclosure, and (B) amendments, modifications and extensions to Lease Agreements which are effected in accordance with Paragraph 5.02(u) below;

(iv)        purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of $50,000 in the case of any individual item, or $100,000 in the aggregate for all such items or assets, other than any equipment or other fixed assets that are subject to a lien or security interest securing a Loan that is being enforced in the ordinary course of BOV's business;

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(v)         enter into, or amend, renew or extend the term or termination date of, any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of their businesses consistent with their past practices;

(vi)        except in the ordinary course of their businesses consistent with their past practices, sell or enter into or become bound by any contract, agreement, option or commitment to sell any Loan or other receivable or any participation in any Loan or other receivable; provided, however, that prior to selling or entering into or becoming bound by any contract, agreement, option or commitment to sell any Loan (other than a residential mortgage Loan) or other receivable or any participation in any Loan or other receivable, the Cordia Companies will provide written notice to FCB not later than the date that is ten (10) business days prior to the proposed sale, contract, agreement, option or commitment, and FCB shall have the right to purchase such Loan or other receivable or participation interest upon written notice to the respective Cordia Company within five (5) business days following FCB's receipt of notice from the Cordia Company on the same terms and conditions as the Cordia Company proposed to sell the Loan, receivable or participation to any third party;

(vii)       other than pursuant to contractual obligations Previously Disclosed to FCB, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable;

(viii)      enter into, or amend, renew or extend the term or termination date of, any agreement or contract to purchase, lease, license, use or otherwise acquire any Intellectual Property or property rights, including computer software (other than click wrap licenses, shrink wrap licenses or other similar licenses for commercial off-the-shelf software);

(ix)         sell, assign or dispose of its rights to or otherwise give any other Person its permission or consent to use or do business under the corporate name of any of the Cordia Companies or any name similar thereto, or any trade name, trademark, copyright, service mark or Intellectual Property right or license, or release, transfer or waive any license or right granted to them by any other Person to use any corporate name, trademark, trade name, copyright, service mark or Intellectual Property right or license; or

(x)          except in the ordinary course of their businesses consistent with their past practices with respect to investment securities, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible) of material value or that is material to the conduct of the businesses of the Cordia Companies as currently conducted.

Before a Cordia Company engages in a transaction or enters into, or amend, renew or extend the term or termination date of, a contract or agreement that would not require FCB's prior consent under this Paragraph 5.02(n) but would involve a significant expenditure of funds that may not be of continuing benefit to FCB in its continuation of the Cordia Companies' businesses after the Merger, the Cordia Company will use Commercially Reasonable Efforts to inform FCB of the proposed transaction, contract or agreement and to permit FCB to discuss the transaction, contract or agreement with the Cordia Company in a cooperative effort to avoid expenditures that may be unnecessary or avoidable in light of the pending Merger.

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(o)          Debt; Liabilities.  With the exception of BOV's acceptance of deposits, entry into repurchase agreements, purchases of Federal Funds, and borrowings from the Federal Home Loan Bank of Atlanta for a term of no more than 90 days, in any such case in the ordinary course of BOV's business consistent with its past practices, none of the Cordia Companies will (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to their borrowing of money or any other debt obligation, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other Person (except pursuant to letters of credit issued by BOV in the ordinary course of its lending business), or (iii) except in the ordinary course of their businesses consistent with their past practices, incur any other liability or obligation (absolute or contingent).

(p)          Liens; Encumbrances.  With the exception of BOV's pledges of Loans or portfolio securities to the Federal Home Loan Bank of Atlanta to secure borrowings permitted by Paragraph 5.02(o) above, and pledges of securities in connection with repurchase agreements, in each case in the ordinary course of BOV's business and consistent with its past practices, none of the Cordia Companies will mortgage, pledge or subject any of their assets to, or permit any of their assets to become or, except for any liens or encumbrances Previously Disclosed to FCB under Paragraphs 3.17, 3.18, 3.19 and 3.20, remain subject to, any lien or any other encumbrance.

(q)          Waiver of Rights.  None of the Cordia Companies will waive, release, or compromise any rights in their favor against or with respect to any of their current or former officers, directors, employees, consultants or members of families of current or former officers, directors, employees or consultants (including forgiveness of any Loans or other obligations), nor will any of them waive, release or compromise any material rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money's worth.

(r)          Other Contracts.  None of the Cordia Companies will enter into or become bound by, or modify, amend or renew the term of, any contracts, agreements, commitments, pledges or understandings (i) for or with respect to any charitable or non-profit contributions, other than (A) contributions or pledges made to charitable or non-profit organizations in amounts, at times and on terms which generally are consistent with BOV's past charitable or non-profit contributions, and (B) with respect to new contracts, commitments, pledges or understandings for charitable or non-profit contributions, which do not in any individual case exceed $5,000, or which in the aggregate would not exceed $50,000, including all payments in the case of any multi-year pledge; (ii) with any Regulatory Authority except as required by law; (iii) of a type described in Subparagraphs 1.59(c), (e), (f), (h) or (i), or otherwise are entered into other than in the ordinary course of their businesses; or (iv) in the case of contracts or agreements that would be permitted without FCB's prior consent under another Subparagraph of this Paragraph 5.02, whether or not in the ordinary course of their businesses, which would obligate or commit them to make expenditures over any period of time of more than $50,000 in the case of any one contract, agreement, commitment or understanding, or more than $200,000 in the case of all contracts, agreements, commitments or understandings.

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Before a Cordia Company enters into a contract or agreement that would be permitted without FCB's prior consent under Subparagraph (iv) of this Paragraph 5.02(r), or with respect to any purchase, lease, licensing, use or other acquisition of any Intellectual Property or property rights, including computer software (other than click wrap licenses, shrink wrap licenses or other similar licenses for commercial off-the-shelf software), but in either case that involves a significant expenditure of funds that may not be of continuing benefit to FCB in its continuation of the Cordia Companies' business after the Merger, the Cordia Company will use Commercially Reasonable Efforts to inform FCB of the proposed contract or agreement and to permit FCB to discuss the contract or agreement with the Cordia Company in a cooperative effort to avoid expenditures that may be unnecessary or avoidable in light of the pending Merger.

(s)         Changes in Lease Agreements. None of the Cordia Companies will (i) surrender its leasehold interest in any Parcel of leased Cordia Real Property, or seek or agree to the termination of the Lease Agreement pertaining to any such Parcel, other than at the end of the term of a Lease Agreement under the terms of which it does not have an option to renew, (ii) modify or amend the Lease Agreement pertaining to any Parcel of leased Cordia Real Property, or (iii) renew any Lease Agreement, or permit any Lease Agreement to be automatically renewed, without (in the case of each of (i), (ii) and (iii)) first consulting with FCB and permitting FCB to express its views regarding such surrender, termination, modification, amendment or renewal, and the terms and conditions thereof; provided, however, that, before agreeing to any proposed renewal or extension of a Lease Agreement, at FCB's request Cordia and BOV shall first use Commercially Reasonably Efforts to attempt to obtain (x) an extension of the date prior to expiration of the Lease Agreement by which it must give notice of renewal or termination of the Lease Agreement, (y) a month-to-month or short-term lease arrangement, or (z) some arrangement for possession of the leased Parcel other than a full-term renewal, in each case in an effort to permit FCB, following the Effective Time, to assess its needs and plans for the Parcel that is the subject of that Lease Agreement before becoming committed to a longer-term lease obligation.

(t)         Tax Loss Benefits. None of the Cordia Companies will take, or cause or permit any other Person to take, any action that may or could result in a loss of the ability of Cordia or BOV before the Merger, or FCB after the Merger, to utilize any acquired tax benefits from the transaction, including federal and state net operating loss carryforwards and federal and state unrealized built in tax losses reflected in the Cordia Audited Financial Statements.

(u)         Transition Services, Loan Program and Trademark License Agreements. Cordia and BOV will not amend, renew or extend the term or termination date of the Transition Services Agreement and Loan Program Agreement, each dated March 1, 2016, between BOV and Purefy, Inc., or the Trademark License Agreement dated March 1, 2016, between Cordia, BOV and Purefy, Inc.

5.03.       Notice of Certain Changes or Events. Following the date of this Agreement and up to and including the Effective Time, Cordia and BOV will within two business days notify FCB in writing of and provide to it such further information as it shall request regarding (i) any Cordia Material Change, or of the actual or, to the Knowledge of Cordia, prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such Cordia Material Change, (ii) the actual or, to the Knowledge of Cordia, prospective existence or occurrence of any condition or event which has caused or, with the lapse of time or otherwise, is reasonably likely to cause, any statement, representation or warranty of Cordia herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is reasonably likely to cause, create or result in the breach or violation in any material respect of any of Cordia's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.03; and (iii) the occurrence or existence of any event, fact or condition that to the Knowledge of Cordia may reasonably be expected to prevent or materially impede or delay Cordia, BOV or FCB from obtaining the approvals of Regulatory Authorities required in order to consummate, or otherwise from completing, the Merger or any of the other transactions described in or contemplated by this Agreement.

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5.04.       Further Action; Instruments of Transfer. Cordia and BOV each will (i) take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest practicable date, (ii) perform all acts and execute and deliver to FCB all documents or instruments required of it herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and (iii) cooperate with FCB in carrying out, and pursuing the completion of, such transactions.

Article VI.

Covenants of FCB

FCB covenants and agrees with Cordia and BOV as described in the following paragraphs.

6.01.       Employees; Employee Benefits; Severance Payments.

(a)         Employment of BOV's Employees. Each employee of BOV at the Effective Time shall remain an employee of BOV. When the combination of BOV with FCB becomes effective, each employee who is then currently employed by BOV automatically shall become an employee of FCB (a "Continuing Employee") without any action by that employee or FCB. Except to the extent otherwise provided in a written agreement with a Continuing Employee which is entered into or expressly assumed by FCB, the employment of each Continuing Employee will be on an "at will" basis in such a position, at such location within FCB's system, and for such rate of compensation, as shall be determined by FCB in the ordinary course of its business. However, nothing in this Agreement shall be deemed to constitute an employment agreement between FCB and any such Person, to obligate FCB to continue to employ any such Person for any specific term or period of time, in any specific position, or at any specific salary or rate of compensation, or at all, or to restrict FCB's right to terminate the employment of any such Person at any time following the combination of BOV with FCB and for any reason satisfactory to it.

(b)         Employee Benefits. After the combination of BOV with FCB becomes effective, each Continuing Employee shall be entitled to participate in employee benefit plans and programs provided generally by FCB to its employees from time to time ("FCB Benefit Plans") on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other new employees of FCB. However, subject to applicable law, for purposes of determining eligibility to participate and vesting under FCB's Section 401(k) plan, and participation in FCB Benefit Plans generally, as well as for purposes of benefit accrual under FCB's paid time off and position elimination policies, each Continuing Employee will be given credit for his or her time of prior service with BOV based on his or her date of hire (for benefit plan purposes) reflected in BOV's employment records; provided, however, that notwithstanding anything contained in this Agreement to the contrary, in no event shall any Continuing Employee be or become eligible to participate in, or for benefits under, FCB's defined benefit pension plans (which have been frozen to new participants). The terms of participation by Continuing Employees in FCB's health, dental and vision insurance plans and other programs shall include the waiver of any waiting periods. Following completion of the termination and final liquidation of the Cordia 401(k) Plan and their receipt of distributions of the assets credited to their respective plan accounts under that Plan as described in Paragraph 7.06 below, Continuing Employees who remain employed by FCB at that time may roll-over their distributions to their plan accounts under FCB's Section 401(k) plan, subject to and in accordance with the terms of FCB's Section 401(k) plan.

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(c)         Assumption of Certain Employment Contracts. By virtue of the combination of Cordia and BOV with FCB, FCB shall become responsible for Cordia's and BOV's obligations under that certain (i) letter agreement dated August 3, 2015, between BOV and Ottis Rutley ("Ed") Barham, (ii) Employment Agreement dated July 1, 2015, by and between Cordia and Mark A. Severson, (iii) Employment Agreement dated November 9, 2015, by and between Cordia, BOV and Roy I. Barzel, (iv) Employment Agreement dated November 18, 2015, by and between Cordia, BOV and Don H. Andree, (v) Change in Control Agreement dated December 16, 2015, by and between Cordia and Robert Sims, and (vi) Change in Control Agreement dated December 16, 2015, by and between Cordia and George Beigel.

6.02.       Final Tax Returns. Following the Effective Time, FCB will make all necessary arrangements for the Cordia Companies' final federal and state income tax returns for the year in which the Effective Time occurs to be prepared and filed.

6.03       Notice of Certain Changes or Events. Following the date of this Agreement up to and including the Effective Time, FCB will within two business days notify Cordia in writing of and provide to it such further information as it shall request regarding (i) the actual or, to the Knowledge of FCB, prospective existence or occurrence of any condition or event of which FCB has Knowledge and which has caused or, with the lapse of time or otherwise, is reasonably likely to cause, any statement, representation or warranty of FCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is reasonably likely to cause, create or result in the breach or violation in any material respect of any of FCB's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.02, and (ii) the occurrence or existence of any event, fact or condition that to the Knowledge of FCB may reasonably be expected to prevent or materially impede or delay Cordia, BOV or FCB from obtaining the approvals of Regulatory Authorities required in order to consummate, or otherwise from completing, the transactions described in this Agreement.

6.04.       Further Action; Instruments of Transfer. FCB will (a) use Commercially Reasonable Efforts to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest practicable date, (b) perform all acts and execute and deliver to Cordia and BOV all documents or instruments required of it herein, and (c) cooperate with Cordia and BOV in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

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6.05       Indemnification of Directors and Officers of Cordia and BOV. From and after the Effective Time, FCB shall provide indemnification to the same persons entitled to indemnification, and to the same extent and on the same terms and conditions as such persons are so entitled, under (a) applicable law, (b) Cordia's Bylaws and Article IX of Cordia's Second Amended and Restated Articles of Incorporation, and (c) the Articles of Incorporation or Bylaws of another Cordia Company to the extent applicable, , all subject to Title 13.1, Chapter 9, Article 10 of the Virginia Code and other applicable law, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, because he or she was a director or officer of a Cordia Company or is or was serving at the request of a Cordia Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger. Any payments made under any Directors and Officers Liability Insurance policy to such person shall be offset against the indemnification obligation set forth in this Paragraph 6.05. Notwithstanding anything to the contrary in this Paragraph 6.05, FCB shall not be obligated to indemnify any person if and to the extent such indemnification would not be permitted under applicable law or the above documents. FCB's obligations under this Paragraph 6.05 are intended to be enforceable against FCB directly by the individuals entitled to indemnification hereunder and shall be binding on FCB's successors and permitted assigns.

Article VII.

Additional Mutual Agreements

         Except as otherwise specifically provided in this Agreement, Cordia, BOV and FCB mutually covenant and agree as described in the following paragraphs.

7.01.       Regulatory Approvals. As soon as practicable following the date of this Agreement, Cordia, BOV and FCB each will: (a) prepare and file, or cause to be prepared and filed, all applications required to be filed by it or them under applicable law and regulations for required approvals by Regulatory Authorities of the Merger and other transactions described in or contemplated by this Agreement (including the combination of Cordia and BOV into FCB), (b) use Commercially Reasonable Efforts to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and any such other transactions, and (c) before the filing of any such application, give the other parties an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees, legal counsel or other advisers of Cordia, BOV or FCB be requested by any of the other parties or by any Regulatory Authority at any hearing in connection with any such application, Cordia, BOV and/or FCB, as applicable, will use Commercially Reasonable Efforts to arrange for such appearance.

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7.02.       Information for Proxy Statement and Applications for Regulatory Approvals. Cordia, BOV and FCB each agrees (a) to cooperate with the others in the preparation of the Proxy Statement and applications for required approvals of Regulatory Authorities, to promptly respond to requests by any of the other parties and their legal counsel for information, and to provide all information, documents, financial statements or other material that is required for, or that may be reasonably requested by any other party for inclusion in, any such document, and (b) that none of the information provided by it in writing for inclusion in any such application or the Proxy Statement will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (i) the Proxy Statement is filed with the SEC and at the time it is mailed to Cordia's stockholders, (ii) the applications for required approvals of Regulatory Authorities are filed, and (iii) approvals of Regulatory Authorities are granted.

7.03.       Announcements. Cordia and FCB will issue a joint press release promptly after entry into this Agreement. No Persons other than Cordia and FCB are authorized to make any public announcements or public statements about this Agreement or any of the transactions described herein. Without the prior review and consent of the other parties, neither Cordia, BOV, FCB, nor any Person acting on the behalf of any of them, will make any public announcement, public statement or any other public disclosure of any nature to any Person as to the terms and conditions of this Agreement or the transactions described in or contemplated by this Agreement; provided, however, that any of them, or BancShares as FCB's parent company, may make any statement or disclosure about this Agreement or the transactions described in or contemplated by this Agreement which it, in good faith, believes is required to be made in any application for approval of the Merger or other transactions described in or contemplated by this Agreement or is otherwise required by any Regulatory Authority or by law or regulation (including, in the case of Cordia and BancShares, is required to be or, in accordance with good disclosure practices, should be, disclosed in periodic reports filed by them with the SEC or otherwise publicly disclosed pursuant to the listing requirements of The NASDAQ Stock Market). However, before any of them makes any such permitted statement or disclosure, it shall provide a copy of the proposed statement or disclosure to the other parties and give such other parties a reasonable opportunity to comment on the content thereof.

7.04.       Confidential Information.

(a)         For purposes of this Paragraph 7.04, "Confidential Information" refers to any information (including business and financial information) that a party to whom the information pertains (an "Informing Party") provides or makes available in connection with this Agreement (including information provided or made available in connection with any previous negotiations among Cordia and FCB) to a party for whose benefit the information is provided, or to that party's affiliates, directors, officers, employees, attorneys, advisers, consultants, representatives and agents (a "Receiving Party"), or which a Receiving Party may otherwise obtain (including information obtained in connection with any previous negotiations among Cordia and FCB) from any examination of an Informing Party's documents, books, records, files or other written materials or from any discussions with any of the Informing Party's directors, officers, employees, attorneys, advisers, consultants, representatives and agents, and shall be deemed to include, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, stockholders, employees, officers and directors, and (iv) all information relative to customers and former or prospective customers.

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(b)         Prior to the Effective Time and following any termination of this Agreement (other than upon consummation of the Merger):

(i)         all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party, is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any Person not a party to this Agreement, unless the Receiving Party can demonstrate that the same information as the Confidential Information to be disclosed:

(A)         already was in his, her or its possession prior to such Confidential Information being obtained from the Informing Party;

(B)         already was publicly available or, at that time, had become publicly available through no fault of, or violation of this Paragraph 7.04 by, the Receiving Party or any other Person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(C)         was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party; and

(ii)         the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party, or for any other purposes other than in conjunction with the transactions described herein. Without limiting the generality of the foregoing, in no event shall the Receiving Party use any Confidential Information of the Informing Party, directly or indirectly, for the purpose of competing against the Informing Party.

However, notwithstanding anything in this Paragraph 7.04 to the contrary, prior to the Effective Time, Cordia, BOV or FCB, as a Receiving Party, (i) may disclose Confidential Information of an Informing Party to the Receiving Party's affiliates, directors, officers, employees, agents, attorneys, advisers and consultants who are directly involved in the transactions contemplated by this Agreement, on a need to know basis and only if such Persons agree to be bound by the restrictions and obligations of this Paragraph 7.04 or otherwise owe an obligation of confidentiality to the Receiving Party; and (ii) will enforce its obligations under this Paragraph 7.04 against all Persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such Persons in violation of such restrictions and obligations;.

(c)         In the event this Agreement is terminated and the Merger is not consummated, each Receiving Party will deliver or cause to be delivered to each Informing Party all written Confidential Information of each Informing Party in the possession of each Receiving Party, or destroy and provide each Receiving Party an affidavit as to the destruction of, all copies of such Confidential Information; provided however, that a Receiving Party shall not, in connection with the foregoing obligations, be required to identify or delete Confidential Information held electronically in archive or back-up systems in accordance with the Receiving Party’s general systems archiving or backup policies.

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(d)         Notwithstanding anything contained in this Paragraph 7.04 to the contrary, neither Cordia, BOV nor FCB, as a Receiving Party, shall be prohibited from disclosing any Confidential Information of an Informing Party, or shall be required to obtain the prior consent of an Informing Party for any such disclosure, which it, in good faith, believes is required to be disclosed in any application to any Regulatory Authority for approval of the Merger or other transactions described in this Agreement, or which it, in good faith, and upon the advice of its legal counsel, believes is otherwise required by law or an order or subpoena of any court or Regulatory Authority; provided, however, that before any such disclosure may be made by a Receiving Party upon the advice of its legal counsel, it shall, unless such notice is prohibited by law, give the Informing Party reasonable notice of its intent to make such disclosure, the form and content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the Informing Party may seek a protective order or other similar or appropriate relief, and the Receiving Party also shall undertake in good faith to have the Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made.

(e)         This Paragraph 7.04 supersedes and replaces in their entirety the provisions of the paragraph captioned "Confidentiality" in FCB's Indication of Interest dated April 13, 2016, and the provisions of any other confidentiality or non-disclosure agreement entered into by FCB with Cordia or BOV or their advisers prior to the date of this Agreement, and any such other agreements shall have no further effect.

7.05.       Expenses. Except as otherwise provided herein, including pursuant to Paragraphs 9.03 and 11.01 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, Cordia, BOV, FCB and Merger Sub each shall pay its or their own legal, accounting, financial and other consulting or advisory fees, and all its or their other costs and expenses, incurred or to be incurred in connection with the execution and performance of its or their obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including filing fees, printing and mailing costs, and other out-of-pocket expenses). Subject to the provisions of Paragraph 9.03 below, for purposes of this Agreement expenses associated with the printing and mailing of the Proxy Statement and all amounts owed by Cordia to Sandler for its services will be deemed to have been incurred solely by Cordia.

7.06.       Disposition of Participant Accounts under Cordia 401(k) Plan. Upon termination of the Cordia 401(k) Plan as provided in Paragraph 5.01(f)(i) above, participants in that Plan may elect, upon completion of the termination and the final liquidation of the Plan, to receive a distribution of the assets credited to their respective plan accounts at that time. Prior to the Effective Time, Cordia will take or cause to be taken such actions as FCB shall reasonably consider necessary or desirable in connection with or to effect or facilitate termination of the Plan. As successor to Cordia, FCB agrees that, as of the Effective Time, it will assume the duties of Cordia with respect to completion of the termination and liquidation of the Cordia 401(k) Plan, including duties relating to filings with the Internal Revenue Service and or DOL relating to the Plan.

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7.07.       Real Property Matters.

(a)         At its option and expense, following the date of this Agreement FCB may cause to be conducted (i) any inspection it deems appropriate of any or all Parcels, including a title examination, physical survey, zoning compliance review, and structural inspection of the Parcels and improvements thereon, all easements, and all rights appurtenant to the Parcels (collectively, the "Property Examination"), and (ii) site inspections, environmental assessments, historic reviews, and regulatory analyses of any or all of the Parcels and any Loan Collateral, together with such other studies, testing and intrusive sampling and analyses as FCB shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with Cordia's or BOV's normal operations.

If, in the course of the Property Examination or Environmental Survey, FCB identifies one or more "Material Defects" (as defined below), FCB will give prompt written notice thereof to Cordia describing the facts or conditions constituting each such Material Defect.

(b)         For purposes of this Agreement, the term "Material Defect" shall mean:

(i)         the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection, or title irregularity relating to any of the Parcels, including the existence of any facts or circumstances that adversely affect any of the Cordia Companies' ability to enforce any Lease Agreement or its rights in any leasehold interest thereunder;

(ii)         the existence of any zoning restriction, easement, covenant or other restriction, or the existence of any facts or conditions that constitute, or with the passage of time or otherwise will constitute, a breach of representations and warranties contained in Paragraph 3.17 or 3.23 relating or with respect to any of the Parcels that FCB reasonably believes will materially and adversely affect its use of that Parcel for the purpose for which and in the manner in which it currently is used or the value or marketability of that Parcel;

(iii)         the existence of any material structural defects or conditions of disrepair in the improvements on any Parcel (including any equipment, fixtures or other components related thereto); or

(iv)         the existence of facts or circumstances relating to any Parcel or Loan Collateral and indicating that (A) there likely has been the Release of any Hazardous Substance on, from, under, at, adjacent to, or relating to that Parcel or Loan Collateral, or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to a Parcel or Loan Collateral (including any removal or disposal of materials from a Parcel or Loan Collateral) which constitutes or would constitute a violation of any Environmental Law or any contract or other agreement between any of the Cordia Companies and any other Person, as to which, in either such case, FCB reasonably believes, based on the advice of legal counsel or other consultants, that, before or after the Effective Time, any of the Cordia Companies or FCB, respectively, could incur costs or become responsible or liable for assessment, removal, clean-up, remediation, monetary damages (including any liability to other Persons for property damage or personal injury), or civil, criminal or administrative penalties, or other corrective action.

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(c)         In the event that FCB reasonably believes that the total of (i) the costs and expenses that any of the Cordia Companies and/or FCB could incur in fully correcting all Material Defects identified by FCB, plus (ii) all other amounts for which any of the Cordia Companies and/or FCB could reasonably become responsible or liable related to all those Material Defects as described in Paragraph 7.07(b)(iv), in either case whether before or after the Effective Time, would exceed $250,000, then, in either such case, FCB shall have the right and option, exercisable upon written notice to Cordia, to terminate this Agreement as provided in Paragraph 9.02(a); provided, however, that FCB shall not be obligated to give any such notice or exercise its termination right while it continues in good faith to investigate, to determine the nature and cost of potential corrective actions, if any, or to remedy any such Material Defect.

(d)         It is contemplated that FCB will conduct the Property Examination and the Environmental Survey as soon as practicable following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and Cordia and BOV understand and agree, that, upon completion of the Property Examination and Environmental Survey, if any of the facts, conditions, circumstances or other matters revealed by the Property Examination or Environmental Survey reveal a Material Defect, then FCB may exercise its rights under this Paragraph 7.07 without regard to any actual knowledge on or prior to the date of this Agreement on the part of FCB or its officers or advisers of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto and without regard to any Previous Disclosure by Cordia to FCB, or any other communication to FCB or any of its officers or advisers, prior to the date of this Agreement or otherwise.

Article VIII.

Conditions Precedent to Merger

8.01.       Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of Cordia, BOV, FCB and Merger Sub to consummate the transactions described herein shall be conditioned upon the satisfaction or waiver of each of the following conditions precedent on or before the Closing Date:

(a)         Regulatory Approvals. (i) The Merger and other transactions described in or contemplated by this Agreement (including the combination of Cordia and BOV into FCB) shall have been approved, to the extent required by law, by all Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions; (iii) the 15-day or 30-day waiting period, as applicable, required following receipt of necessary approvals of federal Regulatory Authorities for review of the transactions described herein by the United States Department of Justice shall have expired and, in connection with any such review, no objection to the Merger or any such other transactions shall have been raised; and (iv) all other consents, waivers of applications, approvals and permissions, including corporate approvals, and the satisfaction of all other requirements, prescribed by law or regulation (including applicable bank and bank holding company laws and requlations) that are necessary to carrying out the transactions described in or contemplated by this Agreement shall have been procured.

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(b)         Adverse Proceedings, Injunction, Illegality, Etc. There shall not be any (i) order, decree or injunction of any court or agency of competent jurisdiction, Regulatory Authority or other governmental agency, or any statute, rule or regulation, which enjoins or prohibits the Merger or any of the other transactions described in or contemplated by this Agreement (including the combination of Cordia and BOV into FCB) or any of the parties hereto from consummating any such other transactions; (ii)  suit, action or proceeding by any Person (including any stockholder of Cordia or any Regulatory Authority), pending before any court or governmental agency in which it is sought to restrain or prohibit Cordia, BOV or FCB from consummating the Merger or any such other transactions or carrying out any of the terms or provisions of this Agreement; or (iii) other suit, claim, action or proceeding seeking monetary damages or other relief pending against any of the Cordia Companies, FCB, or any of the Cordia Companies' current or former officers, employees, directors, consultants, stockholders, affiliates or other Persons who have any right to be indemnified by any of the Cordia Companies against legal expenses and/or liability associated with such suit, claim, action or proceeding, whether relating to the transactions described in this Agreement or otherwise, which FCB reasonably believes, if decided adversely, is likely to result in a Cordia Material Change.

(c)         Approval by Stockholders. The holders of Cordia Common Stock shall have duly approved this Agreement and the Merger at the Cordia Stockholders' Meeting by appropriate resolutions and to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of Cordia's Second Amended and Restated Articles of Incorporation and Cordia's Bylaws, and that approval shall remain in effect and not have been rescinded.

(d)         Articles of Merger; Other Actions. The respective Articles of Merger described in Paragraph 2.06 shall have been duly executed by FCB and, to the extent required, by Cordia, and filed by FCB with the Virginia State Corporation Commission and North Carolina Secretary of State as provided in that Paragraph.

8.02.       Additional Conditions to Cordia's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Cordia's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction or waiver of each of the following conditions precedent on or before the Closing Date.

(a)         Compliance with Laws. FCB and Merger Sub shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation causes FCB or Merger Sub to be unable to consummate the Merger.

(b)         FCB's Representations and Warranties and Performance of Agreements. Unless waived in writing by Cordia in the manner provided in Paragraph 11.03, each of the representations and warranties of FCB contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and they shall remain true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except that a representation or warranty that by its express terms speaks only as of the date of this Agreement or another date shall be true and correct as of such date), in either case without regard to any limitation or qualification based on the Knowledge of FCB, except for exceptions which, individually or in the aggregate, do not, and cannot reasonably be expected to, prevent FCB or Merger Sub from consummating the Merger; and, FCB shall have complied with or performed in all material respects all of its obligations, covenants and agreements hereunder to be complied with or performed by it on or before the Closing Date.

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Cordia shall have received a certificate from FCB dated as of the Closing Date and executed by FCB's President and Chief Financial Officer to the effect that the conditions of this Subparagraph have been met and as to such other matters as may be reasonably requested by Cordia.

(c)         Other Documents and Information.  FCB and Merger Sub shall have provided to Cordia correct and complete copies, certified by their respective Secretaries, of resolutions of their respective Boards of Directors or, in the case of FCB, its Executive Committee, pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of their respective officers who executed this Agreement or any other documents delivered to Cordia in connection with the Closing.

(d)         Deposit of Aggregate Merger Consideration.  FCB shall have deposited the Aggregate Merger Consideration with the Paying Agent as described in Paragraph 2.04(g).

(e)         No Termination. This Agreement shall not have been terminated by FCB under the provisions of Article IX.

8.03.       Additional Conditions to FCB's and Merger Sub's Obligations. Notwithstanding any other provision of this Agreement to the contrary, FCB's and Merger Sub's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction or waiver of each of the following conditions precedent on or before the Closing Date.

(a)         Material Change.  Since the date of this Agreement, there shall not have occurred any Cordia Material Change, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance, which, individually or in the aggregate, and with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Cordia Material Change.

(b)         Compliance with Laws.  Cordia and BOV each shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation is reasonably likely to cause, create or result in an Cordia Material Change.

(c)         Cordia's and BOV's Representations and Warranties and Performance of Agreements.  Unless waived in writing by FCB in the manner provided in Paragraph 11.03, each of the representations and warranties of Cordia and BOV contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and they shall remain true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except that a representation or warranty that by its express terms speaks only as of the date of this Agreement or another date shall be true and correct as of such date), in either case without regard to any limitation or qualification based on the Knowledge of Cordia, except for exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to cause, create or result in a Cordia Material Change; and, Cordia and BOV shall have complied with or performed in all material respects all its or their obligations, covenants and agreements hereunder to be complied with or performed by it or them on or before the Closing Date.

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FCB shall have received certificates from Cordia and BOV dated as of the Closing Date and executed by Cordia's and BOV's respective Chief Executive Officers and Chief Financial Officers to the effect that the conditions of this Subparagraph have been met and as to such other matters as may be reasonably requested by FCB.

(d)         Resignations of Officers and Directors. Each officer and director of Cordia and BOV immediately before the Effective Time shall have delivered to FCB his or her resignation, in form and substance reasonable satisfactory to FCB, from their positions as directors and officers (but not from their employment with BOV) effective as of the Effective Time or effective as of such later time as FCB shall specify in the case of any one or more officers.

(e)         Consents to Assignment; Estoppel Certificates. Cordia and BOV shall have obtained and delivered to FCB each consent and/or estoppel certificate requested by FCB as described in Paragraph 5.01(j) above which, in connection with the Merger or the subsequent combination of Cordia and BOV with FCB, is reasonably necessary in order for FCB to succeed to the rights of Cordia or BOV under any Lease Agreement or other Material Contract in accordance with the terms of that Lease Agreement or other Material Contract on the date of this Agreement, and to continue Cordia's and BOV's operations after the Merger and Cordia's and BOV's combination with FCB substantially as those operations are conducted on the date of this Agreement.

(f)         Other Documents and Information. Cordia and BOV each shall have provided to FCB correct and complete copies (all certified by its Secretary) of its Articles of Incorporation and Bylaws, and resolutions of its Board of Directors and Cordia's stockholders, pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of Cordia's and BOV's officers who executed this Agreement or any other documents delivered to FCB in connection with the Closing.

(g)         No Termination. This Agreement shall not have been terminated by Cordia under the provisions of Article IX.

Article IX.

Termination; Breach; Remedies

9.01.       Mutual Termination.  At any time prior to the Closing, and whether before or after approval of the Merger by Cordia's stockholders, this Agreement may be terminated by the mutual written agreement of Cordia and FCB. Upon any such mutual termination, and except as otherwise provided herein including pursuant to Paragraphs 9.03 and 11.01, all obligations of Cordia, BOV, FCB and Merger Sub under this Agreement shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 7.05.

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9.02.       Unilateral Termination.  At any time prior to the Closing, this Agreement may be terminated by either Cordia or by FCB, only upon written notice to the other parties in the manner provided in Paragraph 11.05 and under the circumstances described below; provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(a)         Termination by FCB.  This Agreement may be terminated by FCB by action of its Board of Directors or Executive Committee:

(i)         if Cordia or BOV shall have in any material respect violated or failed to fully perform or comply with any of its obligations, covenants or agreements contained in Articles V or VII herein, to the extent that such obligations, covenants or agreements were required to be complied with or performed at or prior to the time when FCB gives notice of such termination;

(ii)         if there shall have occurred any Cordia Material Change, or any change, event or development shall have occurred, or any condition or circumstance exists, which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such Cordia Material Change;

(iii)         if (A) any of Cordia's or BOV's representations or warranties contained in Paragraphs 3.02, 3.05, 3.06, 3.07(a)(i) and 3.13(a) shall have been false or misleading in any respect as of the date when they are deemed to have been made, or would have been false or misleading in any respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of Cordia (other than, in the case of Paragraph 3.02, such inaccuracies as are de minimis), or (B) (1) any of Cordia's or BOV's other representations or warranties contained in Article III or in any other certificate or writing delivered by either of them to FCB pursuant to this Agreement shall have been false or misleading in any material respect as of the date when they are deemed to have been made, or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of Cordia, or (2) there shall have occurred any event or development, or there exists any condition or circumstance, which has caused or, with the lapse of time or otherwise is reasonably likely to cause, any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of Cordia;

(iv)         if the holders of Cordia Common Stock do not approve this Agreement and the Merger at the Cordia Stockholders' Meeting;

(v)         if for the reasons and to the extent permitted by Paragraph 5.01(c), (A) Cordia's Board of Directors does not distribute a proxy statement to Cordia's stockholders indicating that Cordia's Board of Directors considers the Merger to be advisable and in the best interests of Cordia and its stockholders and that the Board recommends that Cordia's stockholders vote for approval of this Agreement and the Merger, or (B) after having made such a recommendation in the Proxy Statement distributed to Cordia's stockholders, the Board withdraws, qualifies or revises that recommendation in any material respect, and/or (C) Cordia's Board of Directors elects to not submit this Agreement to a vote of Cordia's stockholders;

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(vi)         if, notwithstanding FCB's satisfaction of its obligations under this Agreement, the Merger shall not have become effective on or before December 31, 2016, or such later date as shall be mutually agreed upon in writing by Cordia and FCB;

(vii)         in the manner described in Paragraph 7.07; or

(viii)         if stockholders of Cordia who hold, in the aggregate, more than 10% of the outstanding shares of Cordia Common Stock give notice of their intent to exercise Appraisal Rights.

Any termination of the Agreement under this Paragraph 9.02(a) must be approved by FCB's Board of Directors or its Executive Committee, and any such termination shall have the effect of terminating the Agreement as to both FCB and Merger Sub. However, before FCB may terminate this Agreement for the reason specified in Subparagraph (iii)(B)(2) of this Paragraph 9.02(a), it shall give written notice to Cordia in the manner provided in Paragraph 11.05 stating its intent to terminate and describing the specific breach, default, violation or other condition or circumstances giving rise to its right to so terminate. Such termination by FCB shall not become effective if, within thirty (30) days following the giving of such notice or such additional time as FCB may allow in its discretion, Cordia or BOV shall cure such breach, default or violation or satisfy or eliminate such condition or circumstances to the reasonable satisfaction of FCB and without cost or expense to FCB and at an aggregate cost or expense to the Cordia Companies with respect to all such breaches, defaults or violations, conditions or circumstances that would not reasonably be expected to cause, create or result in a Cordia Material Change. In the event Cordia and/or BOV cannot or does not cure such breach, default or violation, or arrange to satisfy or eliminate such condition or circumstances, as provided above within such cure period, FCB may give a further written notice to Cordia in the manner provided in Paragraph 11.05 stating that Cordia and BOV have failed to cure satisfactorily the breach, default or violation, or to satisfy or eliminate such condition or circumstances, and that FCB terminates the Agreement. Termination of this Agreement by FCB shall be effective upon its giving of such further written notice to Cordia.

(b)         Termination by Cordia.  This Agreement may be terminated by Cordia by action of Cordia's Board of Directors:

(i)         if FCB shall have in any material respect violated or failed to fully perform or comply with any of its obligations, covenants or agreements contained in Articles VI or VII herein, to the extent that such obligations, covenants or agreements were required to be complied with or performed at or prior to the time when Cordia gives notice of such termination, and if such violation or failure has caused FCB or Merger Sub to be unable to consummate the Merger;

(ii)         if (A) any of FCB's representations and warranties contained in Article IV or in any other certificate or writing delivered by it to Cordia pursuant to this Agreement shall have been false or misleading in any material respect as of the date when they are deemed to have been made, or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of FCB, or (B) there shall have occurred any event or development, or there exists any condition or circumstance, which has caused or, with the lapse of time or otherwise is reasonably likely to cause, any such representations or warranties to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of FCB, and, in the case of either (A) or (B), if the facts, event, development, condition or circumstance causing, or which is reasonably likely to cause, FCB's representation or warranty to be or become false or misleading have caused FCB to be unable to consummate the Merger;

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(iii)         if, notwithstanding Cordia's satisfaction of its obligations under Paragraphs 5.01 and 7.02 above, the holders of Cordia Common Stock do not approve this Agreement and the Merger at the Cordia Stockholders' Meeting;

(iv)         if, notwithstanding Cordia's and BOV's satisfaction of their obligations under this Agreement, the Merger shall not have become effective on or before December 31, 2016, or such later date as shall be mutually agreed upon in writing by Cordia and FCB;

(v)         in the event that Cordia's Board of Directors determines in good faith, after consultation with and receipt of the advice of its outside counsel and financial advisers, that in light of a "Superior Proposal" (as defined below) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to Cordia and to Cordia's stockholders under applicable law; provided, however, that Cordia's Board of Directors may terminate this Agreement pursuant to this Paragraph 9.02(b)(v) only if there has been no violation of Paragraph 5.02(m) and it concurrently enters into an Acquisition Agreement related to a Superior Proposal; and, provided further, however, that this Agreement may be terminated pursuant to this Paragraph 9.02(b)(v) only after the fifth business day following FCB's receipt of written notice advising FCB that Cordia's Board of Directors is prepared to accept a Superior Proposal, and only if, during such five-day period, if FCB so elects, Cordia and its advisers shall have negotiated in good faith with FCB to make such adjustments in the terms and conditions of this Agreement as would enable Cordia, BOV and FCB to proceed with the transactions contemplated herein on such adjusted terms.

“Superior Proposal” means an unsolicited, bona fide, written offer made by a third party to consummate an Acquisition Proposal that Cordia's Board of Directors determines, in good faith, after consulting with its outside legal counsel and its financial adviser, would, if consummated, result in a transaction that is more favorable to Cordia's stockholders than the Merger.

Any termination of the Agreement under this Paragraph 9.02(b) must be approved by Cordia's Board of Directors, and any such termination shall have the effect of terminating the Agreement as to both Cordia and BOV. However, before Cordia may terminate this Agreement for the reason specified in Subparagraph (ii)(B) of this Paragraph 9.02(b), Cordia shall give written notice to FCB in the manner provided in Paragraph 11.05 stating its intent to terminate and describing the specific breach, default, violation or other condition or circumstances giving rise to its right to so terminate. Such termination by Cordia shall not become effective if, within 30 days following the giving of such notice or such additional time as Cordia may allow in its discretion, FCB shall cure such breach, default or violation or satisfy or eliminate such condition or circumstances to the reasonable satisfaction of Cordia. In the event FCB cannot or does not cure such breach, default or violation, or arrange to satisfy or eliminate such condition or circumstances, as provided above within such cure period, Cordia may give a further written notice to FCB in the manner provided in Paragraph 11.05 stating that FCB has failed to cure satisfactorily the breach, default or violation, or to satisfy or eliminate such condition or circumstances, and that Cordia terminates the Agreement. Termination of this Agreement by Cordia shall be effective upon Cordia's giving of such further written notice to FCB.

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9.03.       Breach; Remedies; Expense Reimbursement.

(a)         Reimbursement by Cordia and BOV. If this Agreement is terminated by FCB pursuant to Paragraph 9.02(a)(i), 9.02(a)(iii), 9.02(a)(iv) (under circumstances in which Cordia has failed to comply in all material respects with its obligations under Paragraph 5.01(a), (b) or (c)), 9.02(a)(v), or 9.02(a)(vi) (where the failure to complete the Merger by the date specified in that Paragraph was within the reasonable control of Cordia or BOV), or by Cordia pursuant to Paragraph 9.02(b)(iv) (where failure to complete the Merger by the date specified in that paragraph was within the reasonable control of Cordia or BOV), or 9.02(b)(v), then Cordia and BOV each shall pay its own out-of-pocket expenses as provided in Paragraph 7.05 above and, notwithstanding the provisions of that Paragraph, Cordia and BOV shall be jointly and severally obligated to pay to FCB an amount equal to FCB's aggregate documented out-of-pocket expenses actually incurred by it in negotiating and preparing this Agreement, performing due diligence, and otherwise in connection with or attempting to consummate the transactions described herein, but in no event more than $250,000.

Subject to Cordia's and BOV's obligation to reimburse FCB's out-of-pocket expenses as described above and to their obligation to pay the termination fees described in Paragraph 9.04(a) below, and subject to Subparagraph (c) below, in the event of a breach by Cordia or BOV of any of its representations or warranties, or its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, FCB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 9.02(a) above; provided, however, that nothing contained in this Agreement shall relieve or release Cordia or BOV from any liabilities or damages arising out of its or their willful breach of any provision of this Agreement; and, provided further, that if, in connection with any termination of this Agreement, Cordia and BOV are obligated to pay a termination fee to FCB as provided in Paragraph 9.04, any damages for which they are found to be liable to FCB arising out of any such willful breach by them shall be reduced by the amount of the termination fee actually paid by them to FCB.

(b)         Reimbursement by FCB. If this Agreement is terminated by Cordia pursuant to Paragraph 9.02(b)(i), 9.02(b)(ii), or 9.02(b)(iv) (where the failure to complete the Merger by the date specified in that Paragraph was within the reasonable control of FCB), or by FCB pursuant to Paragraph 9.02(a)(vi) (where the failure to complete the Merger by the date specified in that Paragraph was within the reasonable control of FCB), then FCB shall pay its own out-of-pocket expenses as provided in Paragraph 7.05 above and, notwithstanding the provisions of that Paragraph, FCB shall be obligated to pay to Cordia and BOV an amount equal to their respective documented out-of-pocket expenses actually incurred by them in negotiating and preparing this Agreement, performing due diligence, and otherwise in connection with or attempting to consummate the transactions described herein, but in no event more than an aggregate of $250,000 to both of them.

Subject to FCB's obligation to reimburse Cordia's and BOV's out-of-pocket expenses as described above, and subject to Subparagraph (c) below, in the event of a breach by FCB of any of its representations or warranties, or its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, Cordia's and BOV's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 9.02(b) above; provided, however, that nothing contained in this Agreement shall relieve or release FCB from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

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(c)         Enforcement of Certain Agreements Following Termination. Notwithstanding anything contained in this Agreement to the contrary, either party shall be entitled to commence a suit at law or in equity for the purpose of (i) obtaining appropriate relief in the event of a violation, or imminent violation, by the other party of Paragraph 7.04 above, or (ii) enforcing the other party's indemnification obligations under Article X of this Agreement.

9.04.       Termination Fees. Notwithstanding anything contained in this Agreement to the contrary, and in addition to their obligation to reimburse FCB for its out-of-pocket expenses under certain circumstances as described in Paragraph 9.03(a) above, Cordia and BOV will be obligated, jointly and severally, to pay a termination fee to FCB in the amount of $1,000,000 if:

(a)         Cordia terminates this Agreement pursuant to Paragraph 9.02(b)(v); or

(b)         either Cordia or FCB terminates this Agreement for any reason following a breach by any of the Cordia Companies of their obligations under Paragraph 5.02(m); or

(c)         (i)         FCB terminates this Agreement pursuant to Paragraph 9.02(a)(i) where Cordia's or BOV's failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within its control, and at any time after the date of this Agreement and prior to the date of such termination an Acquisition Proposal has been communicated or otherwise made known to the senior management or Board of Directors of Cordia or BOV;

(ii)         (1) FCB terminates this Agreement pursuant to Paragraph 9.02(a)(iv), or (2) Cordia terminates this Agreement pursuant to Paragraph 9.02(b)(iii), and in either such case an Acquisition Proposal has been communicated or otherwise made known to the senior management or Board of Directors of Cordia or BOV at any time after the date of this Agreement and prior to the date of the Cordia Stockholders' Meeting;

(iii)         FCB terminates this Agreement pursuant to Paragraph 9.02(a)(v); or

(iv)         FCB terminates this Agreement pursuant to Paragraph 9.02(a)(vi), or Cordia terminates this Agreement pursuant to Paragraph 9.02(b)(iv), in either case under circumstances in which the reason the Merger has not become effective on or before the date specified in those Subparagraphs was within the reasonable control of Cordia or BOV;

and, in the case of any termination described in this Paragraph 9.04(c), if at any time after the date of this Agreement and before the date twelve (12) months after the date of such termination, (A) Cordia or BOV shall have executed, entered into or otherwise become bound by an Acquisition Agreement, or (B) either of their Boards of Directors has accepted, approved, or recommended to Cordia's stockholders any Acquisition Proposal.

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9.05.       Method and Timing of Payments. Any payment for reimbursement of expenses due from FCB to Cordia and BOV under Paragraph 9.03(b), or from Cordia and BOV to FCB under Paragraph 9.03(a), shall be made by wire transfer of immediately available funds within two business days following the later of the date of termination of the Agreement giving rise to that payment and the date on which the paying party receives documentation of the expenses to be reimbursed. Any payment of a termination fee due from Cordia and BOV to FCB under Paragraph 9.04 shall be made by wire transfer of immediately available funds within two business days following the later of the date of termination of the Agreement and the date of the event that gives rise to the obligation to pay the termination fee.

Article X.

Indemnification

10.01.     Indemnification Following Termination of Agreement.

(a)         By Cordia and BOV.  Cordia and BOV each agree, jointly and severally, that in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FCB, Merger Sub, BancShares, and their respective officers, directors and attorneys from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i)         in connection with or which arise out of, result from, or are based upon (A) the operations or business transactions of any of the Cordia Companies or their relationship with any of their employees, or (B) the failure of any of the Cordia Companies to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)         in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Cordia or BOV of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Cordia or BOV to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or

(iii)         in connection with or which arise out of, result from, or are based upon any information provided by Cordia or BOV which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to Cordia's stockholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

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(b)         By FCB.  FCB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend Cordia and BOV and their respective officers, directors and attorneys from and against any and all claims, disputes, demands, causes of action, suits, or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i)         in connection with or which arise out of, result from, or are based upon (A) FCB's operations or business transactions or its relationship with any of its employees, or (B) FCB's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)         in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)         in connection with or which arise out of, result from, or are based upon any information provided by FCB in writing which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to Cordia's stockholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(c)         Procedure for Claiming Indemnification. If any matter subject to indemnification under Paragraph 10.01 arises in the form of a claim (herein referred to as a "Third Party Claim") against Cordia, BOV, FCB, Merger Sub, BancShares, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors and attorneys (collectively, "Indemnitees"), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the "Indemnitor"). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then, as a condition to the indemnification, that party must cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

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Article XI.

Miscellaneous Provisions

11.01.    Survival of Certain Rights and Obligations Following Closing or Termination. Following the Effective Time, none of the representations, warranties or agreements of Cordia, BOV or FCB contained in this Agreement shall survive or remain in effect, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise except for Paragraph 6.05 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time. In the event of termination of this Agreement by either FCB or Cordia as provided in Paragraph 9.02, this Agreement shall forthwith become void and have no effect, except that, the covenants, agreements, rights and obligations of the parties pursuant to Paragraphs 7.04, 7.05, 9.03, 9.04, 9.05, Article X and this Article XI shall survive and remain in full force and effect in accordance with their terms following any termination of this Agreement pursuant to Article IX.

11.02.    Inspection.  Neither the right of Cordia or BOV under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of FCB, nor the right of FCB to investigate or inspect the premises, properties, books, records, files and other assets or information of any of the Cordia Companies, in any way shall establish any presumption that Cordia, BOV or FCB should have conducted any investigation or that such right has been exercised by any of them or their agents, representatives or others. Any investigations or inspections actually made by Cordia, BOV or FCB, or by their respective agents, representatives or others, prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of the other parties in this Agreement.

11.03.      Waiver.  Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose stockholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in the case of FCB, by its Board of Directors or Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its stockholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by the other parties with any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

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11.04.   Amendment.  This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the stockholders of Cordia, by a writing approved by, or pursuant to authority granted by, the Board of Directors of Cordia, and the Board of Directors or Executive Committee of FCB, and executed in the same manner as this Agreement; provided, however, that, except with the further approval of Cordia's stockholders of that change or as otherwise provided herein, following approval of this Agreement by Cordia's stockholders no change may be made in the amount of consideration into which each share of Cordia Common Stock will be converted.

11.05.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, or by U.S. certified mail, return receipt requested, in each case addressed as follows (or to such other address as shall have been communicated by like notice to the party giving the notice):

If to Cordia or BOV, to:		With a copy (which shall not constitute notice) to:

Cordia Bancorp Inc.		Aaron M. Kaslow
11730 Hull Street Road Midlothian, Virginia 23112		Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900
Attn:	O. R. ("Ed") Barham	Washington, DC 20005-2018
Chief Executive Officer
Tel. No.: (202) 508-5825
Tel. No.: (804) 763-1336

If to FCB, to:		With a copy (which shall not constitute notice) to:

First-Citizens Bank & Trust Company 4300 Six Forks Road		William R. Lathan Ward and Smith, P.A.
Raleigh, North Carolina 27609		1001 College Court
Attn:	Barry P. Harris, IV	New Bern, North Carolina 28562
Chief Legal Officer
Tel. No.: (252) 672-5458
Tel. No.: (919) 716-2206

11.06.    Further Assurance.  Cordia, BOV and FCB each agrees to furnish to each other such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein as such other party may reasonably request.

11.07.    Interpretation.

(a)         Any reference in this Agreement to Articles, Paragraphs, Subparagraphs, exhibits or schedules, shall, unless otherwise indicated, be to an Article, Paragraph or Subparagraph of, or exhibit or schedule to, this Agreement.

(b)         The table of contents and all headings and captions of the Articles, Paragraphs and Subparagraphs of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(c)         As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

(d)         Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)         The word "herein" shall, unless the context otherwise indicates, be deemed to refer to this Agreement in its entirety.

(f)         This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

11.08.    Entire Agreement.  This Agreement (including any Disclosure Schedules, and any other schedules and exhibits attached hereto, and any documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

Except for the representations and warranties made by Cordia and BOV in Article III of this Agreement, and the representations and warranties of FCB made in Article IV of this Agreement, neither Cordia, BOV nor any other person makes any further express or implied representation or warranty with respect to Cordia or BOV, and FCB does not make any further express or implied representation or warranty with respect to FCB or Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects. Cordia, BOV and FCB hereby disclaim any such other representations or warranties. Cordia and BOV acknowledge and agree that neither FCB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV. FCB acknowledges and agrees that neither Cordia, BOV nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

11.09.    Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

11.10.    Assignment; Third-Party Beneficiaries.

(a)         Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party hereto except with the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as expressly provided in Paragraphs 6.05 and 10.01, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties any rights or remedies under this Agreement.

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(b)         No provision in this Agreement modifies or amends or creates any Employment Contracts or Plans of or with FCB, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, an Employment Contract or Plan. This provision shall not prevent the parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of an Employment Contract or Plan, and that provision is construed to be such an amendment or creation, that provision shall lapse retroactively, thereby precluding it from having any effect.

11.11.    Counterparts; Electronic Signatures. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement. The parties agree that, with respect to this Agreement and all notices and documents contemplated herein, electronic signatures and electronic records shall be accepted by the parties, and shall be enforceable, admissible and valid to the same extent as original handwritten signatures and to the full extent permitted by the Electronic Signatures in Global and National Commerce Act and the North Carolina Uniform Electronic Transactions Act (or, to the extent applicable as a matter of law, the form of the Uniform Electronic Transaction Act effective under the laws of Virginia and Delaware, respectively) and other applicable law.

11.12.    Governing Law; Jurisdiction and Venue.  Except to the extent the law of another state applies as a matter of law, this Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles, and to applicable laws of the United States; provided, however, that it is acknowledged that the law applicable to the fiduciary obligations of the parties' respective Boards of Directors shall not be determined pursuant to this Paragraph 11.12. The Parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated herein shall be brought in any federal court located in Raleigh, North Carolina. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated herein and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signatures appear on following page.]

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In Witness Whereof, Cordia, BOV, FCB and Merger Sub each has caused this Agreement to be executed in its name by its duly authorized officer in each case as of the date first above written.

Cordia Bancorp Inc.

By:	/s/ Ottis Rutley (“Ed”) Barham
Ottis Rutley ("Ed") Barham
President and Chief Executive Officer

Bank of Virginia

By:	/s/ Ottis Rutley (“Ed”) Barham
Ottis Rutley ("Ed") Barham
President and Chief Executive Officer

First-Citizens Bank & Trust Company

By:	/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

FC Merger Subsidiary I, Inc.

By:	/s/ Craig L. Nix
Craig L. Nix
President

{Signature Page to Agreement and Plan of Merger]

Exhibit A

Plan of Merger

merging

FC Merger Subsidiary I, Inc.

a North Carolina corporation

with and into

Cordia Bancorp Inc.

a Virginia corporation

1.            The Merger. FC Merger Subsidiary I, Inc., a North Carolina corporation (the “Merged Corporation”) and wholly owned subsidiary of First-Citizens Bank & Trust Company, a North Carolina bank (“Parent”), shall, at the Effective Time (as defined below), be merged (the “Merger”) with and into Cordia Bancorp Inc., a Virginia corporation (the “Company”). The parties shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”) and the requirements of Section 55-11-05 of the North Carolina Business Corporation Act (the “NCBCA”) with the State Corporation Commission of the Commonwealth of Virginia and the North Carolina Department of the Secretary of State.

2.            Effective Time; Effects of the Merger.

(a)         The Merger shall become effective at the date and time (the "Effective Time") specified in the Articles of Merger.

(b)         As a result of the Merger, the separate corporate existence of the Merged Corporation shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its rights, privileges, properties, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

(c)         At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 55-11-06 of the NCBCA. Without limiting the generality of the foregoing, from and after the Effective Time all the rights, privileges, properties, immunities, powers and franchises of the Merged Corporation shall vest in the Surviving Corporation, and all debts, liabilities, obligations, claims, restrictions and duties of the Merged Corporation shall become the debts, liabilities, obligations, claims, restrictions and duties of the Surviving Corporation.

At the Effective Time, and without any action by Parent, the Company or any stockholder of the Company, the Company’s stock transfer books shall be closed and there shall be no further transfers of any shares of Company Common Stock on its stock transfer books or the registration of any transfer of shares of Company Common Stock by any holder thereof, and the holders of shares of Company Common Stock shall cease to be, and shall have no further rights as, stockholders of the Company or the Surviving Corporation other than as provided in this Plan of Merger or the Agreement or by applicable law. Following the Effective Time, shares of

A - 1

Company Common Stock shall evidence only the right of the registered holders thereof to receive the cash consideration into which their shares were converted at the Effective Time as provided in Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger; provided, however, that any holders of shares of Company Common Stock who are entitled to and have properly exercised their Appraisal Rights shall receive cash as described in Paragraph 2.04(j) of the Agreement and Section 8 of this Plan of Merger rather than as described in Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger.

3.           Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

4.           Bylaws. At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation, or the bylaws of the Surviving Corporation.

5.           Manner and Basis of Converting Shares of Merged Corporation Common Stock and Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Merged Corporation or any holder of any shares of the common stock or other capital stock of the Company any shares of capital stock of Parent or the Merged Corporation:

(a)          Merged Corporation Common Stock. Each share of capital stock of the Merged Corporation, including Merged Corporation Common Stock, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for and converted into one newly issued share of Surviving Corporation Common Stock.

(b)          Cancellation of Company-Owned and Parent-Owned Company Common Stock. Notwithstanding anything contained herein to the contrary, if at the Effective Time any shares of Company Common Stock are held by the Company or Parent, in each case other than in a fiduciary capacity or as a result of debts previously contracted, those shares shall automatically be cancelled at the Effective Time and no consideration shall be issued in exchange therefor.

(c)          Conversion of Company Common Stock.

(i)         Except as otherwise provided in the Agreement and this Plan of Merger, at the Effective Time all outstanding shares of Company Common Stock, and all rights associated therewith, shall cease to be outstanding and, as consideration for and to effect the Merger, and in the manner and subject to the limitations described in the Agreement and this Plan of Merger, each such outstanding share (not to exceed in the aggregate the 5,397,768 shares of Company Voting Common Stock and 1,400,437 shares of Company Nonvoting Common Stock which were outstanding on the date of the Agreement, and, subject to their vesting and, if not previously issued, their actual issuance prior to the Effective Time, up to a maximum of:

       (A)         124,686 additional shares of Company Voting Common Stock which could be issued after the date of the Agreement and prior to the Effective Time upon the exercise of Company Stock Options which were issued prior to the date of the Agreement and have not been terminated or cancelled and which shall not previously have been exercised;

A - 2

     (B)         394,125 additional shares of Company Voting Common Stock issued by the Company prior to the date of the Agreement, subject to restrictions, which could become fully vested after the date of the Agreement and prior to the Effective Time pursuant to the terms of the Company Stock Purchase Agreements;

    (C)         1,400,437 additional shares of Company Voting Common Stock which could be issued, on a share-for-share basis, after the date of the Agreement and prior to the Effective Time upon the conversion of shares of Company Nonvoting Common Stock outstanding on the date of the Agreement in accordance with the terms of that stock as provided in the Company's Second Amended and Restated Articles of Incorporation, provided, that upon any such conversion of any shares of Company Nonvoting Common Stock, the shares so converted shall be cancelled and the number of outstanding shares of such stock shall be reduced by one share for each new share of Company Voting Common Stock into which the Company Nonvoting Common Stock is converted; and

    (D)         3,300 additional shares of Company Voting Common Stock which could be issued after the date of this Agreement and prior to the Effective Time pursuant to that certain letter agreement dated August 3, 2015, between the Company's wholly-owned subsidiary, Bank of Virginia, and Ottis Rutley ("Ed") Barham;

and all rights associated therewith, without any action by the Company, Parent or any holder of those shares, shall be exchanged for and converted into the right to receive cash from Parent in the amount of $5.15 per share of Company Common Stock, subject to adjustment as provided in Paragraph 2.04(i) of the Agreement and Section 9 of this Plan of Merger (the “Per Share Merger Consideration”), but not more than an aggregate of $35,010,756 for all shares outstanding on the date of this Agreement, plus such additional amount, if any, calculated based on the Per Share Merger Consideration as shall be payable for additional shares of Company Voting Common Stock described above that are issued or, in the case of (B) above, that become vested, following the date hereof and prior to the Effective Time, and all those shares shall be cancelled.

(d)         Parent Capital Stock. Each share of capital stock of Parent outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of Parent capital stock immediately after the Effective Time. No shares of capital stock of Parent, and no shares, securities or obligations convertible into the capital stock of Parent, will be issued or delivered to any stockholder of the Company or otherwise under the Agreement or this Plan of Merger.

6.           Company Stock Options; Vesting of Restricted Stock. Except as otherwise provided in the Agreement, at the Effective Time:

(a)         each Company Stock Option, to the extent that it remains outstanding and unexercised, shall become fully vested and cancelled, and each such Company Stock Option and all rights associated therewith, without any action by the Company, Parent or any holder or beneficiary of such Company Stock Option, shall be converted into the right to receive cash from Parent in an amount equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Stock Option, and (ii) the number of shares of Company Voting Common Stock subject to such Company Stock Option, less any required withholding taxes;

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(b)          all shares of Company Voting Common Stock that are unvested under each of the Company Stock Purchase Agreements that remain in effect shall become fully vested; and

(c)          each Company Stock Award, to the extent that it remains outstanding and unvested, shall become fully vested.

7.            Exchange Procedures.

(a)         Paying Agent. Prior to the Effective Time, Parent shall designate the Company's stock transfer agent, Computershare Trust Company, N.A., or another service provider reasonably satisfactory to Parent and the Company, to act as agent for Parent and the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive in trust from Parent the aggregate cash consideration to which all holders of Company Common Stock shall become entitled pursuant to Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger (the “Aggregate Merger Consideration”).

(b)         Deposit and Investment of Funds. At or prior to the Effective Time, Parent shall deposit the Aggregate Merger Consideration with the Paying Agent. The Aggregate Merger Consideration shall be held by the Paying Agent for the benefit of Parent and the holders of Company Common Stock and shall not be used for any purposes other than to make payments to such holders of amounts to which they become entitled pursuant to Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger; provided, however, that, pending disbursement of the Aggregate Merger Consideration to the Company’s stockholders, Parent may direct the Paying Agent to invest such cash in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, in money market funds which are invested solely in the above, in certificates of deposit of or other deposit accounts in domestic commercial banks (including Parent, and provided that such accounts are designated by the depository banks as containing funds held by the Paying Agent for the benefit of Parent and the former holders of Company Common Stock), or in such other investment as to which Parent and the Paying Agent shall agree (collectively, the “Permitted Investments”), any of which Permitted Investments shall have a maturity that will not prevent or delay payments to be made pursuant to Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger. All interest, dividends or other income on the invested funds shall belong solely to Parent. If for any reason (including losses on invested funds) the funds held by the Paying Agent are inadequate to pay the amounts to which the holders of Company Common Stock shall be entitled under Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger, Parent shall be liable for the payment of any deficiency.

(c)           Company Stock Certificate Exchange Procedures.

(i)         As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder, as of the Effective Time, whose shares of Company Common Stock were each converted pursuant to Paragraph 2.04 of the Agreement and Section 5 of this Plan of Merger into the right to receive the Per Share Merger Consideration, a letter of transmittal (in such form and having such provisions as Parent may reasonably specify), together with instructions for effecting the surrender of Company Common Stock in exchange for the Per Share Merger Consideration to which that record holder has become entitled.

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(ii)         Upon a record holder’s surrender to Parent or the Paying Agent following the Effective Time of all certificates representing that holder's Company Common Stock (“Company Certificates”), together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and such additional information as Parent or the Paying Agent shall reasonably request, and verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for Company Common Stock, the Paying Agent shall promptly deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder in exchange for the holder's Company Common Stock, in the aggregate amount of Per Share Merger Consideration into and for which the holder’s Company Common Stock has been converted and exchanged, without any interest thereon, and those Company Certificates shall be canceled. Delivery of Company Certificates shall not be considered to have been effected, and the risk of loss of a Company Certificate shall not be considered to have passed to Parent or the Paying Agent, until the Company Certificates shall have been actually delivered to Parent, or to the Paying Agent, with a properly completed letter of transmittal, together with such additional documents or information as Parent or the Paying Agent shall reasonably require, in accordance with the instructions provided by Parent or the Paying Agent as provided above.

(iii)         With respect to Company Common Stock held of record in uncertificated book-entry form (“Uncertificated Company Common Stock”), upon verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for Company Common Stock, the Paying Agent shall, as promptly as practicable after the Effective Time, deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder in exchange for the holder's Uncertificated Company Common Stock, for the aggregate amount of the Per Share Merger Consideration into and for which the holder's Uncertificated Company Common Stock has been converted and exchanged, without any interest thereon, and that Company Common Stock shall be canceled.

(iv)         In making payments to each holder of Company Common Stock, fractions of one cent shall be rounded to the nearest whole cent.

(d)           Termination of the Exchange Fund. At any time following the one-year anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Aggregate Merger Consideration (including any interest received with respect thereto) previously deposited by Parent with, but which has not been disbursed by, the Paying Agent, and, thereafter, any Company stockholders who have not yet received the Per Share Merger Consideration for their Company Common Stock, as described in Paragraphs 2.04(g)(ii) or 2.04(g)(iii) of the Agreement and Sections 7(c)(ii) and 7(c)(iii) of this Plan of Merger, shall be entitled to look to Parent only as a general creditor thereof with respect to the Per Share Merger Consideration into which their Company Common Stock has been converted. Upon any such Company stockholder's later surrender of that stockholder's Company Certificates to Parent or the Paying Agent, with a properly completed letter of transmittal, in accordance with the instructions provided by Parent, or verification of that stockholder's ownership of Uncertificated Company Common Stock, Parent shall promptly deliver to that Company stockholder, in exchange for the stockholder's Company Common Stock, a check drawn for the aggregate amount of the Per Share Merger Consideration into and for which the stockholder's Company Common Stock has been converted and exchanged, without any interest thereon, and any such Company Certificates shall be cancelled; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, neither Parent nor the Paying Agent shall be liable to any holder of Company Common Stock for any Per Share Merger Consideration payable to that holder which previously has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In no event shall any Company stockholder receive or be entitled to interest on the Per Share Merger Consideration to which the stockholder is entitled for any period before or after the Effective Time.

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(e)           Lost Certificates. Company stockholders whose Company Certificates have been lost, destroyed, stolen, or are otherwise missing shall be entitled to receive the Per Share Merger Consideration to which they are entitled in accordance and upon compliance with conditions imposed by Parent and the Paying Agent pursuant to applicable law, including the requirement that the stockholders provide an affidavit with respect to the loss, destruction or theft of their Company Certificates, and an indemnification agreement and surety bond (or other indemnification satisfactory to Parent in its sole discretion) in such sum and on such terms as Parent and the Paying Agent may direct against any claims made against Parent or the Paying Agent with respect to shares of Company Common Stock represented by the Company Certificates claimed to have been lost, destroyed or stolen.

8.           Appraisal Rights. Any stockholder of the Company who is entitled to and properly exercises the stockholder's right under, and subject to the conditions of, the VSCA to demand payment of the fair value of the stockholder's shares of Company Common Stock (such right, "Appraisal Rights") shall be entitled to receive payment of the fair value of the stockholder's shares of Company Common Stock in the manner and pursuant to the procedures provided for in the VSCA. However, if any stockholder of the Company who exercises Appraisal Rights shall fail to perfect those rights, or effectively shall waive, fail to perfect or lose such rights, then each of the stockholder's shares of Company Common Stock shall be deemed to have been converted into the right to receive cash as provided in Paragraph 2.04(a) of the Agreement and Section 5 of this Plan of Merger.

9.           Antidilutive Adjustments. If, prior to the Effective Time, the Company shall declare any dividend payable in shares of the Company’s capital stock or other securities or shall subdivide, split, reclassify or combine the presently outstanding shares of Company Common Stock, then the Aggregate Merger Consideration shall remain unchanged, but an appropriate and proportionate adjustment shall be made in the Per Share Merger Consideration into which each share of Company Common Stock will be converted at the Effective Time pursuant to the Agreement and this Plan of Merger.

10.         Amendment. This Plan of Merger may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after Stockholder Approval, by an agreement in writing approved by, or pursuant to authority granted by, the Board of Directors of the Company and the Board of Directors or the Executive Committee of Parent; provided, however, that, except with the further approval of the Company Stockholders of that change or as otherwise provided in the Agreement or this Plan of Merger, following the Stockholder Approval no change may be made (a) in the amount or type of consideration into which each share of Company Common Stock will be converted, (b) that would change the Company's articles of incorporation, except for changes permitted by Section 13.1-706 of the VSCA, or (c) change any of the other terms or conditions of this Plan of Merger if the change would adversely affect the Company Stockholders in any material respect.

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11.         Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Parent in Raleigh, North Carolina, or at such other place as Parent shall designate, on a date specified by FCB which shall be no later than 45 days following the satisfaction of all conditions precedent to the Merger that have not been effectively waived or on such other date as the parties shall mutually agree (the "Closing Date"). At the Closing, the Merged Corporation, the Company and Parent each shall take such actions (including the delivery of certain closing documents) as are required in the Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in the Agreement, the Effective Time of the Merger shall be the date and time specified in Articles of Merger filed with the Virginia State Corporation Commission and the North Carolina Secretary of State on the Closing Date, each of which shall be in a form provided for by applicable law and as shall be satisfactory to Parent and the Company. provided, however, that except as otherwise agreed in writing by Cordia and FCB, the parties will use their Commercially Reasonable Efforts to cause the Effective Time to be no later than August 31, 2016, and in no event more than three business days following the Closing Date, but, if the Effective Time shall not have occurred by August 31, 2016, then it shall occur no earlier than October 1, 2016.

12.         Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)         “Agreement” means the Agreement and Plan of Merger, dated as of May ____, 2016, by and among Parent, the Merged Corporation, the Company, and the Company's wholly-owned subsidiary, Bank of Virginia, as it may be supplemented or amended from time to time as provided by and subject to its terms and conditions.

(b)         “Company Common Stock” means, collectively, the Company Voting Common Stock and Company Nonvoting Common Stock.

(c)         "Company Stock Awards" means any and all grants or awards under which any person has received or may receive shares of any class or series of the Company's capital stock or other equity-based compensation that have been granted pursuant to any of the Cordia Stock Plans.

(d)         "Company Nonvoting Common Stock" means the Company's common stock, $0.01 par value, designated in its Second Amended and Restated Articles of Incorporation as "Nonvoting Common Stock."

(e)          “Company Stock Option” means any and all options to purchase shares of Company Voting Common Stock (whether or not vested) that have been granted pursuant to any of the Cordia Stock Plans.

(f)         “Company Stock Plans” means, to the extent any such plans remain in effect or awards thereunder remain outstanding on the date of the Agreement or could be issued before the Effective Time, the 2011 Bank of Virginia Stock Incentive Plan and 2005 Bank of Virginia Stock Option Plan, and any other plan or agreement maintained or provided by the Company or otherwise under which options to purchase, or grants or awards of, shares of Company Common Stock or other equity-based compensation have or has been or may be granted or issued.

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(g)         "Company Stock Purchase Agreements" means, collectively, those certain Second Amended and Restated Founder Stock Purchase Agreements dated as of May 22, 2013, between the Company and each of Raymond H. Smith, Peter W. Grieve, Todd S. Thomson and John P. Wright, and that certain Amended and Restated Stock Purchase Agreement dated as of May 22, 2013, between the Company and David C. Bushnell.

(h)         “Company Stockholder” means any holder of Company Common Stock.

(i)         "Company Voting Common Stock" means the Company's common stock, $0.01 par value, designated in its Second Amended and Restated Articles of Incorporation as "Common Stock."

(j)         “Merged Corporation Common Stock” means the common stock, no par value per share, of the Merged Corporation.

(k)         “Stockholder Approval” means the affirmative vote (in person or by proxy) of holders of Company Common Stock entitled to vote thereon to approve the Agreement and this Plan of Merger, as required by the Company's Second Amended and Restated Articles of Incorporation and the VSCA.

(l)         “Surviving Corporation Common Stock” means the Company Voting Common Stock of the Company as the Surviving Corporation.

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